EXHIBIT 10.6

Certain identified information has been excluded from the exhibit because it is both (i) not material and (ii)

would likely cause competitive harm to the Company, if publicly disclosed. Double asterisks denote omissions.

LICENSE AND COLLABORATION AGREEMENT

THIS LICENSE AND COLLABORATION AGREEMENT (the “Agreement”) is entered into as of July 23, 2019, (the “Effective Date”), by and between GEMPHIRE THERAPEUTICS INC., a Delaware corporation having an address at 17199 N Laurel Park Dr., Suite 401  Livonia, MI 48152, United States (“Gemphire”) and BEIJING SL PHARMACEUTICAL CO., LTD., a company organized under the laws of China, having an address at Bitongyuan Building 1, 69 Fushi Road,  Beijing 100049, China (“Beijing SL”).  Gemphire and Beijing SL may be referred to herein individually as a “Party” or collectively as the “Parties”.

RECITALS

WHEREAS, Gemphire, a biopharmaceutical company, owns or controls certain patents, know-how, and other intellectual property relating to its proprietary compound gemcabene, a lipid-lowering small molecule under development as an adjunctive therapy aimed at reducing the levels of low-density lipoprotein cholesterol, high-sensitivity C-reactive protein and/or triglycerides;

WHEREAS, Beijing SL, a pharmaceutical company, possesses substantial resources and expertise in the development and commercialization of pharmaceutical products; and

WHEREAS, Beijing SL desires to obtain from Gemphire an exclusive license to Develop and Commercialize the Licensed Products in the Beijing SL Territory (with each capitalized term as respectively defined below), and Gemphire is willing to grant such license to Beijing SL, all under the terms and conditions hereof.

AGREEMENT

NOW, THEREFORE, in consideration of the foregoing premises and the mutual covenants contained herein, and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, Gemphire and Beijing SL hereby agree as follows:

1.         DEFINITIONS

1.1       “Active Ingredient” means any substance intended to be used in a pharmaceutical product that when used becomes an active ingredient of that product intended to exert a pharmacological, immunological or metabolic action with a view to restoring, correcting or modifying physiological functions (excluding formulation components such as coatings, stabilizers, excipients or solvents, adjuvants or controlled release technologies).

1.2       “Adverse Risk” means any risk of an adverse effect on the Development, procurement or maintenance of Regulatory Approval, Manufacture or Commercialization of Licensed Products.

1.3       “Affiliate” means, with respect to any party, any entity that, directly or indirectly through one or more intermediaries, controls, is controlled by, or is under common control with such party, but for only so long as such control exists.  As used in this Section 1.3, “control” means (a) to possess, directly or indirectly, the power to direct the management or policies of an entity, whether through ownership of voting securities, by contract relating to voting rights or corporate governance; or (b) direct or indirect beneficial ownership of more than fifty percent (50%) of the voting share capital or other equity interest in such entity.

1.4       “Alliance Manager” has the meaning set forth in Section 3.6.

1.5       “Applicable Laws” means the applicable provisions of any and all national, supranational, regional, state and local laws, treaties, statutes, rules, regulations, administrative codes, guidance, ordinances, judgments, decrees, directives, injunctions, orders, permits (including MAAs) of or from any court, Regulatory Authority or governmental agency or authority having jurisdiction over or related to the subject item.

1.6       “Auditor” has the meaning set forth in Section 9.4.

1.7       “Beijing SL Development Work” has the meaning set forth in Section 4.2(a).

1.8       “Beijing SL Indemnitee” has the meaning set forth in Section 12.1.

1.9       “Beijing SL Inventions” has the meaning set forth in Section 10.1(c)(ii).

1.10     “Beijing SL Know-How” means all Know-How that Beijing SL or its Affiliate(s) Controls as of the Effective Date or during the Term that is necessary for the Research, Development, manufacture, use, importation, offer for sale or sale of any Compound or Licensed Product in the Field. Notwithstanding the foregoing, Beijing SL Know-How shall not include any Know-How Controlled by an entity that becomes an Affiliate of Beijing SL as a result of a Change of Control of Beijing SL, unless otherwise mutually agreed upon by the Parties. For clarity, any Beijing SL Know-How including such Know-How as will be obtained by Beijing SL or its Affiliates (other than the entity that becomes Affiliate of Beijing SL as a result of such Change of Control) shall not be affected by such Change of Control of Beijing SL and shall be handled in accordance with relevant provisions of this Agreement.

1.11     “Beijing SL Net Sales” shall mean the Net Sales of a Licensed Product by Beijing SL, its Affiliates and Sublicensees in the Beijing SL Territory.

1.12     “Beijing SL Patents” means all Patents that Beijing SL or its Affiliate(s) Controls as of the Effective Date or during the Term that is necessary for the Research, Development, use, manufacturing, importation, offer for sale, or sale of any Compound or Licensed Product in the Field in the Gemphire Territory. Notwithstanding the foregoing, Beijing SL Patents shall not include any Patents Controlled by an entity that becomes an Affiliate of Beijing SL as a result of a Change of Control of Beijing SL, unless otherwise mutually agreed upon by the Parties. For clarity, any Beijing SL Patents including such Patents as will be obtained by Beijing SL or its Affiliates (other than the entity that becomes Affiliate of Beijing SL as a result of such Change of Control) shall not be affected by such Change of Control of Beijing SL and shall be handled in accordance with relevant provisions of this Agreement.

1.13     “Beijing SL Technology” means the Beijing SL Know-How and the Beijing SL Patents, including Beijing SL’s interest in the Joint Inventions and Joint Patents.

1.14     “Beijing SL Territory” means, collectively, mainland China, Taiwan, Hong Kong and Macau (each a “Region”).

1.15     “Calendar Quarter” means each respective period of three (3) consecutive months ending on March 31, June 30, September 30, and December 31.

1.16     “Calendar Year” means each respective period of twelve (12) consecutive months ending on December 31.

1.17     “Change of Control” means, with respect to a Party: (1) a merger, reorganization, consolidation, or other transaction involving such Party in which the voting securities of such Party outstanding immediately prior thereto cease to represent more than fifty percent (50%) of the combined voting power of the surviving entity immediately after such merger, reorganization, consolidation, or other transaction; or (2) a person or entity, or group of persons or entities acting in concert, acquire more than fifty percent (50%) of the voting equity securities or management control of such Party.

1.18     “Claim” has the meaning set forth in Section 12.3.

1.19     “Clinical Supply Agreement” has the meaning set forth in Section 7.1(a).

1.20     “Clinical Trial” or “Clinical Trials” means Phase 1 Clinical Trial, Phase 2 Clinical Trial, Phase 3 Clinical Trial, or Phase 4 Clinical Trial, as the context dictates.

1.21     “CMO” means a contract manufacturing organization.

1.22     “Combination Product” means: (a) a Product that consists of the Compound and at least one other Active Ingredient that is not the Compound; or (b) any combination of a Product and another pharmaceutical product that contains at least one other Active Ingredient that is not the Compound, where such products are formulated together, or are not formulated together but are sold together as a single product and invoiced as one product.  The other Active Ingredient(s) in clause (a) and the other pharmaceutical product(s) in clause (b) are each referred to as the “Other Product(s)”.

1.23     “Commercial Supply Agreement” has the meaning set forth in Section 7.1(b).

1.24     “Commercialization” means the conduct of all activities undertaken before and after Regulatory Approval relating to the promotion, sales, marketing, medical support, and distribution (including importing, exporting, transporting, customs clearance, warehousing, invoicing, handling, and delivering Licensed Products to customers) of Licensed Products in the Field, including sales force efforts, detailing, advertising, market research, market access (including price and reimbursement activities), medical education and information services, publication, scientific and medical affairs, advisory and collaborative activities with opinion leaders and professional societies including symposia, marketing, sales force training, and sales

(including receiving, accepting and filling Licensed Product orders) and distribution.  “Commercialize” and “Commercializing” have the correlative meanings.

1.25     “Commercialization Plan” has the meaning set forth in Section 6.2.

1.26     “Commercially Reasonable Efforts” means, with respect to a Party and its obligations under this Agreement, those commercially reasonable efforts and resources consistent with the usual practices of a similarly situated company for the development and commercialization of a pharmaceutical product originating from its own research and development department without a royalty obligation to others, which is at a similar stage of research, development, or commercialization, taking into account that product’s profile of efficacy and safety; proprietary position, including patent and regulatory exclusivity; regulatory status, including anticipated or approved labeling and anticipated or approved post-approval requirements; present and future market and commercial potential, including competitive market conditions (but not taking into account any payment owed to the other Party under this Agreement), and all other relevant factors, including technical, legal, scientific and/or medical factors.  Commercially Reasonable Efforts requires that a Party at a minimum: (a) establish a plan to achieve objectives and assign specific responsibilities for the achievement of that plan and (b) make and implement decisions and allocate resources designed to advance progress with respect to such objectives.

1.27     “Competing Product” means any product or compound, other than a Compound or Licensed Product, with functional group(s) in such product’s or compound’s chemical structure that is similar to a Compound or Licensed Product, that (a) reduces one or more of LDL-C, hsCRP and TGs as its primary mechanism of action, or (b) is targeted towards any Other Approved Indication.

1.28     “Compound” means the compound known as gemcabene.

1.29     “Confidential Information” means all Know-How and other proprietary scientific, marketing, financial, or commercial information or data that is generated by or on behalf of a Party or its Affiliates or which one Party or any of its Affiliates has supplied or otherwise made available to the other Party or its Affiliates, whether made available orally, in writing, or in electronic form, including information comprising or relating to concepts, discoveries, inventions, data, designs, or formulae in relation to this Agreement; provided that all Gemphire Technology will be deemed Gemphire’s Confidential Information, all Beijing SL Technology will be deemed Beijing SL’s Confidential Information, and all Joint Inventions and Joint Patents will be deemed both Parties’ Confidential Information.

1.30     “Confidentiality Agreement” means that certain Mutual Confidentiality Agreement between Gemphire and Beijing SL dated as of October 26, 2018.

1.31     “Control” or “Controlled” means, with respect to any Know-How, Patents,  other intellectual property rights or materials, the legal authority or right (whether by ownership, license, or otherwise, but without taking into account any rights granted by one Party to the other Party pursuant to this Agreement) of a Party to grant access, a license, or a sublicense of or under such Know-How, Patents, other intellectual property rights or materials to the other Party, or to otherwise disclose proprietary or trade secret information to the other Party, without breaching the terms of any agreement with a Third Party, or misappropriating the proprietary or trade secret information of a Third Party.

1.32     “Cover”, “Covered” or “Covering” means, with respect to a Patent and a product, such Patent would (absent a license thereunder or ownership thereof) be infringed by the manufacture, use or sale of such product, provided, however, that in determining whether a claim of a pending Patent application would be infringed, it shall be treated as if issued in the form then currently being prosecuted.

1.33     “CRO” means a contract research organization.

1.34     “Data” means any and all scientific, technical or safety data specifically pertaining to any Compound or Licensed Product that is generated by or on behalf of Gemphire, Beijing SL, and their respective Affiliates and sublicensees, including any and all, non-aggregated or aggregated, research, clinical pharmacology, pre-clinical, clinical, commercial, marketing, process development, manufacturing and other data or information, including investigator brochures and reports (both preliminary and final), statistical analyses, expert opinions and reports, and safety data, in each case generated from or related to research, testing, clinical studies or non-clinical studies of such Compound or Licensed Product.

1.35     “Development” means all development activities for any Compound or Licensed Product that are directed to obtaining Regulatory Approval(s) of such Licensed Product in the Field or lifecycle management of such Licensed Product in any country or Region in the world, including all preclinical GLP studies (including toxicology, pharmacokinetic and pharmacological studies), and clinical testing and studies of the Licensed Product; statistical analyses; clinical trial protocol design and development; the preparation, filing, and prosecution of any MAA for such Licensed Product; development activities directed to label expansion and/or obtaining Regulatory Approval for one or more additional indications following initial Regulatory Approval; development activities conducted after receipt of Regulatory Approval, including Phase 4 Clinical Trials; and all regulatory affairs related to any of the foregoing.  “Develop” and “Developing” have the correlative meanings.

1.36     “Development Plan” has the meaning set forth in Section 4.2.

1.37     “Development Work” means Global Development Work or Beijing SL Development Work.

1.38     “Disputed Matter” has the meaning set forth in Section 15.2.

1.39     “Dollar”, “USD”, “United States Dollar” or “$” means the official currency of the United States of America.

1.40     “EMA” means the European Medicines Agency or its successor.

1.41     “Executive Officers” means the Chief Executive Officer of Gemphire and the Chief Executive Officer and President of Beijing SL Pharmaceuticals.

1.42     “Export Control Laws” means all applicable U.S. laws and regulations relating to (a) sanctions and embargoes imposed by the Office of Foreign Assets Control of the U.S. Department of Treasury or (b) the export or re-export of commodities, technologies, or services, including the Export Administration Act of 1979, 24 U.S.C. §§ 2401-2420, the International Emergency Economic Powers Act, 50 U.S.C. §§ 1701-1706, the Trading with the Enemy Act, 50 U.S.C. §§ 1 et. seq., the Arms Export Control Act, 22 U.S.C. §§ 2778 and 2779, and the International Boycott Provisions of Section 999 of the U.S. Internal Revenue Code of 1986, in each case, as amended.

1.43     “FCPA” means the U.S. Foreign Corrupt Practices Act (15 U.S.C. Section 78dd-1, et. seq.), as amended.

1.44     “FDA” means the U.S. Food and Drug Administration or its successor.

1.45     “Field” means the treatment of any human disease.

1.46     “First Commercial Sale” means, on a Licensed Product-by-Licensed Product and Region-by-Region basis, the first sale of such Licensed Product in such Region by Beijing SL or its Affiliates or Sublicensees to a Third Party after Regulatory Approval for such Licensed Product has been obtained in such Region.

1.47     “GAAP” means generally accepted accounting principles set forth in the opinions and pronouncements of the Accounting Principles Board of the American Institute of Certified Public Accountants and statements and pronouncements of the Financial Accounting Standards Board or in such other statements by such other entity as may be approved by a significant segment of the accounting profession in the United States, which are applicable to the circumstances as of the date of determination.

1.48     “GCP” means the current clinical practice as set out in (i) ICH Harmonized Guidance on current Good Clinical Practice (CPMP/ICH/135/95), (ii) US Code of Federal Regulations, Title 21, Chapters 50, 54, 56, 58, 210, 211 and 312, as amended, and (iii) the equivalent law or regulation in any other applicable jurisdiction in the Beijing SL Territory.

1.49     “Gemphire Indemnitee” has the meaning set forth in Section 12.2.

1.50     “Gemphire Inventions” has the meaning set forth in Section 10.1(c)(i).

1.51     “Gemphire Know-How” means all Know-How that Gemphire or its Affiliates Controls as of the Effective Date or during the Term that is necessary for the Research, Development, use, manufacturing, importation, offer for sale, or sale of any Compound or Licensed Product in the Field in the Beijing SL Territory.  Notwithstanding the foregoing, Gemphire Know-How shall not include any Know-How Controlled by an entity that becomes an Affiliate of Gemphire as a result of a Change of Control of Gemphire, unless otherwise mutually agreed upon by the Parties. For clarity, any Gemphire Know-How including such Know-How as will be obtained by Gemphire or its Affiliates (other than the entity that becomes Affiliate of Gemphire as a result of such Change of Control) shall not be affected by such Change of Control of Gemphire and shall be handled in accordance with relevant provisions of this Agreement.

1.52     “Gemphire Patents” means all Patents in the Beijing SL Territory that Gemphire or its Affiliates Controls as of the Effective Date or during the Term that is necessary for the Research, Development, use, manufacturing, importation, offer for sale, or sale of any Compound or Licensed Product in the Field in the Beijing SL Territory.  The Gemphire Patents include the Patents set forth in Exhibit A. Notwithstanding the foregoing, Gemphire Patents shall not include any Patents Controlled by an entity that becomes an Affiliate of Gemphire as a result of a Change of Control of Gemphire, unless otherwise mutually agreed upon by the Parties. For clarity, any Gemphire Patents including such Patents as will be obtained by Gemphire or its Affiliates (other than the entity that becomes Affiliate of Gemphire as a result of such Change of Control) shall not be affected by such Change of Control of Gemphire and shall be handled in accordance with relevant provisions of this Agreement.

1.53     “Gemphire Technology” means the Gemphire Know-How and the Gemphire Patents, including Gemphire’s interest in the Joint Inventions and Joint Patents.

1.54     “Gemphire Territory” means the world outside the Beijing SL Territory.

1.55     “GLP” means current good laboratory practice standards promulgated or endorsed by the FDA, as defined in U.S. 21 C.F.R. Part 58, as amended, or the relevant foreign equivalent thereof.

1.56     “Global Development Work” has the meaning set forth in Section 4.2(b).

1.57     “Global Net Sales” shall mean the aggregate Net Sales of a Licensed Product by (a) Beijing SL, its Affiliates and Sublicensees, and (b) Gemphire, its Affiliates and their licensees, in the Beijing SL Territory and the Gemphire Territory.

1.58     “Global Study” means, as mutually agreed (in writing) to be conducted by the Parties, the Phase 3 Clinical Trial for HoFH or other Clinical Trials with Gemphire as the sponsor that is designed to include the enrollment of patients in both the Beijing SL Territory and the Gemphire Territory.

1.59     “GMP” means the current minimum standards for methods to be used in, and the facilities or controls to be used for, the manufacture, processing, packing, or holding of a drug as specified by applicable laws of the relevant countries or Regions at the time of manufacturing conducted in accordance with this Agreement, defined under (a) 21 C.F.R. Part 210 and 211, and (b) equivalent law or regulations in any other applicable jurisdiction in the Beijing SL Territory or the Gemphire Territory.

1.60     “Governmental Authority” means any national, international, federal, state, provincial, or local government, or political subdivision thereof, or any multinational organization, or any authority, agency, or commission entitled to exercise any administrative, executive, judicial, legislative, regulatory, or taxing authority or power, or any court or tribunal (or any department, bureau or division thereof, or any governmental arbitrator or arbitral body).

1.61     “Gross Sales” means the gross amount invoiced for the sale or other disposition of Licensed Product to a Third Party in a Region in the Beijing SL Territory by or on behalf of Beijing SL or its Affiliates or Sublicensees.

1.62     “HoFH” means homozygous familial hypercholesterolemia.

1.63     “hsCRP” means high-sensitivity C-reactive protein.

1.64     “ICH” means the International Conference on Harmonization (of Technical Requirements for Registration of Pharmaceuticals for Human Use).

1.65     “IND” means an investigational new drug application or equivalent application filed with the applicable Regulatory Authority, which application is required to commence human clinical trials in the applicable country or Region.

1.66     “Indemnitee” has the meaning set forth in Section 12.3.

1.67     “Indemnitor” has the meaning set forth in Section 12.3.

1.68     “Indication” means a separate and distinct disease, disorder, illness, or health condition and all of its associated signs, symptoms, stages, or progression (including precursor conditions), in each case for which a separate MAA may be filed.  For clarity, subpopulations or patients with a primary disease or condition, however stratified (including stratification by stages or progression, particular combinations of symptoms associated with the primary disease or condition, prior treatment courses, response to prior treatment, family history, clinical history, phenotype, or other stratification) shall not be deemed to be separate “Indications” for the purposes of this Agreement.

1.69     “Injunctive Relief” has the meaning set forth in Section 15.3(b).

1.70     “Inventions” means any inventions and/or discoveries, including processes, manufacture, composition of matter, Information, methods, assays, designs, protocols, and formulas, and improvements or modifications thereof, patentable or otherwise, that are generated, developed, conceived or reduced to practice (constructively or actually) by or on behalf of a Party or its Affiliates or their respective sublicensees (a) pursuant to activities conducted under this Agreement, or (b) in connection with the Development and Commercialization of Licensed Product, in each case of (a) and (b), including all rights, title and interest in and to the intellectual property rights therein and thereto; provided, however, that Inventions shall exclude Data.

1.71     “Joint Inventions” has the meaning set forth in Section 10.1(c)(iii).

1.72     “Joint Patents” means any Patents that claim Joint Inventions.

1.73     “Joint Steering Committee” or “JSC” has the meaning set forth in Section 3.1.

1.74     “Know-How” means all technical information, know-how, Data, inventions, discoveries, trade secrets, specifications, instructions, processes, formulae, expertise, technology, methods, including all biological, chemical, pharmacological, biochemical, toxicological, pharmaceutical, physical, and analytical safety, non-clinical, and clinical data; provided, however, that Know-How shall exclude Patents.

1.75     “LDL-C” means low-density lipoprotein cholesterol.

1.76     “Licensed Product” means any pharmaceutical product comprising, as an Active Ingredient, a Compound, alone or in combination with one or more other Active Ingredients, in any form, presentation, formulation or dosage form, and for any mode of administration.

1.77     “Losses” has the meaning set forth in Section 12.1.

1.78     “MAA” means a marketing authorization application or equivalent application, and all amendments and supplements thereto, filed with the applicable Regulatory Authority in any country or Region.  For clarity, MAA does not include any application for Pricing and Reimbursement Approval.

1.79     “MAA Approval” means approval of an MAA by the applicable Regulatory Authority for marketing and sale of a Licensed Product in the applicable country or Region, but excluding any Pricing and Reimbursement Approval.

1.80     “Manufacture” and “Manufacturing” mean all manufacturing activities for any Compound or Licensed Product that are directed to manufacturing, processing, filling, finishing, packaging, labeling, quality control, quality assurance testing and release, post-marketing validation testing, inventory control and management, storing and transporting any Product, including oversight and management of vendors therefor.

1.81     “Manufacturing Cost” means, with respect to a particular Compound or Licensed Product (whether as Active Ingredient or finished form) supplied by Gemphire pursuant to Section 7.1(a) or 7.1(b): (a) if Gemphire or its Affiliate Manufactures the applicable Compound or Licensed Product, the actual Manufacturing cost of such Compound or Licensed Product (as determined in accordance with U.S. GAAP consistently applied with its other products); or (b) if a Third Party Manufactures such Compound or Licensed Product, the actual transfer price paid by Gemphire or its Affiliate to such Third Party for the Manufacture of such Compound or Licensed Product without mark-up; in each case of (a) and (b), excluding the external costs of insurance and transportation, import and export Taxes and fees, and similar charges, for such Compound or Licensed Product.

1.82     “Manufacturing Technology Transfer Completion” has the meaning set forth in Section 7.2.

1.83     “Medical Affairs” or “Medical Affairs Activities” means activities designed to ensure or improve appropriate medical use of, conduct medical education of, or further research regarding, a Licensed Product, including by way of example:  (a) activities of medical scientific liaisons who, among their other functions, may: (i) conduct service-based medical activities including providing input and assistance with consultancy meetings, proposing investigators for clinical trials sponsored or co-sponsored by a Party or Affiliate, and providing input in the design of such trials and other research related activities; and/or (ii) deliver non-promotional communications and conduct non-promotional activities; (b) grants to support continuing medical education, symposia, or Third Party research related to such Licensed Product; (c) development, publication, and dissemination of publications relating to such Licensed Products; (d) medical information services provided in response to inquiries communicated via sales representatives or received by letter, phone call, or email; (e) conducting advisory board meetings, international advisory board activities, or other consultant programs, including the engagement of key opinion leaders and health care professional in individual or group advisory and consulting arrangements; and (f) the evaluation of applications for support of investigator-initiated trials of a Licensed Product in the Beijing SL Territory.

1.84     “Net Sales” means the Gross Sales, less (1) sales returns, and allowances actually paid, granted or accrued, including trade, quantity and cash discounts, chargebacks, rebates, and customary trade discounts actually taken, and (2) to the extent recorded in the Gross Sales, outbound freight, value added tax, sales or use taxes, and custom or excise duties.

In the case of any sale of a Licensed Product which is not invoiced or is delivered before invoice, Net Sales shall be calculated at the time of shipment or when the Licensed Product is paid for, if paid for before shipment or invoice.

Upon any sale or other disposition of any Licensed Product for any consideration other than exclusively monetary consideration on bona fide arms’ length terms, then for purposes of calculating Net Sales under this Agreement, such Licensed Product shall be deemed to be sold at the fair market price of the relevant Licensed Product in the Region in which such sale or other disposition occurred.

Net Sales for a Licensed Product sold as part of a Combination Product in a Region shall be calculated as [**] of the Net Sales of the Combination Product.

Unless otherwise specified herein, Net Sales shall be calculated in accordance with (and include the deductions as permitted by) U.S. GAAP generally and consistently applied.

1.85     “NMPA” means China’s National Medical Product Administration or its successor.

1.86     “Other Approved Indication” means any Indication other than Indications for lowering levels of LDL-C, hsCRP or TGs that are supported by biomarkers, clinical outcomes or medical guidelines, that is approved by the JSC for further Development pursuant to the terms and conditions set forth in Section 4.2(c).

1.87     “Other Product” has the meaning set forth in Section 1.22.

1.88     “Patents” means (a) all patents, certificates of invention, applications for certificates of invention, priority patent filings, and patent applications (including provisional patent applications), (b) any renewals, divisions, or continuations (in whole or in part) of any of such patents, certificates of invention and patent applications, and any all patents or certificates of invention issuing thereon, and (c) any and all reissues, reexaminations, extensions, supplementary protection certificates, substitutions, confirmations, registrations, revalidations, revisions, and additions of or to any of the foregoing.

1.89     “Pfizer” means Pfizer Inc., a Delaware corporation.

1.90     “Pfizer Agreement” means that certain Amended and Restated License Agreement by and between Gemphire and Pfizer, dated as of August 2, 2018.

1.91     “Pfizer Sublicense Rights” has the meaning set forth in Section 2.6.

1.92     “Pharmacovigilance Agreement” has the meaning set forth in Section 5.4.

1.93     “Phase 1 Clinical Trial” means a clinical trial in any country or Region conducted in a small number of human volunteers designed or intended to establish an initial safety profile, pharmacodynamics, or pharmacokinetics of a Licensed Product.

1.94     “Phase 2 Clinical Trial” means a clinical trial of a Licensed Product in human patients in any country or Region designed or intended to determine initial efficacy and safety of such Licensed Product.

1.95     “Phase 3 Clinical Trial” means a pivotal clinical trial of a Licensed Product in human patients in any country or Region with a defined dose or a set of defined doses of a Licensed Product designed or intended to ascertain efficacy and safety of such Licensed Product for the purpose of submitting applications for Regulatory Approval to the competent Regulatory Authorities.

1.96     “Phase 4 Clinical Trial” means a product support clinical trial of a Licensed Product that is commenced after receipt of MAA Approval in the country or Region where such trial is conducted.  Phase 4 Clinical Trial may include epidemiological studies, modeling and pharmacoeconomic studies, and post-marketing surveillance trials.

1.97     “Pricing and Reimbursement Approval” means, with respect to a Licensed Product, the approval, agreement, determination, or decision of any applicable Governmental Authority establishing the price or level of reimbursement for such Licensed Product, as required in a given country or Region prior to sale of such Licensed Product in such country or Region.

1.98     “Product Infringement” has the meaning set forth in Section 10.3(a).

1.99     “Product Mark” has the meaning set forth in Section 10.6(a).

1.100   “Product Materials” has the meaning set forth in Section 4.3.

1.101   “Promotional Materials” has the meaning set forth in Section 6.4(c).

1.102   “Public Official or Entity” means (a) any officer, employee (including physicians, hospital administrators, or other healthcare professionals), agent, representative, department, agency, de facto official, representative, corporate entity, instrumentality, or subdivision of any government, military, or international organization, including any ministry or department of health or any state-owned or affiliated company or hospital, or (b) any candidate for political office, any political party, or any official of a political party.

1.103   “Recall” has the meaning set forth in Section 5.5.

1.104   “Region” has the meaning set forth in Section 1.14.

1.105   “Registration Holder” means the holder of an MAA or the approval thereof.

1.106   “Regulatory Approval” means, with respect to a country or Region, any and all approvals (including MAA Approval, and Pricing and Reimbursement Approval, if applicable), licenses, registrations, permits, notifications and authorizations (or waivers) of any Regulatory Authority that are necessary for the Manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of a Licensed Product in such country or Region.

1.107   “Regulatory Authority” means any Governmental Authority that has responsibility in its applicable jurisdiction over the testing, development, manufacture, use, storage, import, transport, promotion, marketing, distribution, offer for sale, sale, or other commercialization of pharmaceutical products in a given jurisdiction, including the FDA and NMPA.  For countries or Regions where Pricing and Reimbursement Approval is required, Regulatory Authority shall also include any Governmental Authority whose grant of Pricing and Reimbursement Approval of a Licensed Product is required.

1.108   “Regulatory Exclusivity” means any exclusive marketing rights or data exclusivity rights conferred by any Regulatory Authority with respect to a pharmaceutical product other than Patents, including orphan drug exclusivity, new chemical entity exclusivity, data exclusivity, or pediatric exclusivity.

1.109   “Regulatory Filing” means all applications, filings, submissions, approvals, licenses, registrations, permits, notifications, and authorizations (or waivers) with respect to the testing, Development, Manufacture, or Commercialization of any Licensed Product made to or received from any Regulatory Authority in a given country or Region, including any INDs and MAAs.

1.110   “Regulatory Meeting” has the meaning set forth in Section 5.2.

1.111   “Regulatory Transfer Completion” has the meaning set forth in Section 5.1(a).

1.112   “Research” means all non-clinical and non-GLP preclinical studies/activities of any Compound or Compound candidate including preliminary (non-GLP) toxicology and pharmacological studies, assay development, ADME and other research activities for evaluation of Compounds or Compound candidate or exploration of new Indications thereof.  Regardless of the foregoing, Research activities will not include Development.  For clarity, Research shall not include any research activities to discover, synthesize or design compounds which are not claimed or Covered by a Patent set forth in Exhibit A unless the Parties agree in writing to include such research activities.

1.113   “Right of Reference” means the “right of reference or use” as defined in 21 C.F.R. §314.3(b) and any equivalent regulation outside the U.S., as each may be amended.

1.114   “Royalty Term” has the meaning set forth in Section 0.

1.115   “Rules” has the meaning set forth in Section 15.3(a).

1.116   “Safety Data” means data related solely to any adverse drug experiences and serious adverse drug experience as such information is reportable to Regulatory Authorities.

Safety Data also includes “adverse events”, “adverse drug reactions”, and “unexpected adverse drug reactions” as defined in the ICH Harmonised Tripartite Guideline for Clinical Safety Data Management: Definitions and Standards for Expedited Reporting.

1.117   “SEC” means the U.S. Securities and Exchange Commission, or any successor entity or its foreign equivalent, as applicable.

1.118   “Sponsor” means, with respect to a particular Clinical Trial, the person or entity that takes the ultimate responsibility for the initiation, performance, and management of, including financing or arranging the financing for, such Clinical Trial.

1.119   “Step-In Rights” has the meaning set forth in Section 10.2(d).

1.120   “Subcommittee” means any subcommittee established by the JSC.

1.121   “Sublicensee” means a Third Party to whom Beijing SL grants a sublicense to research, Develop, make, have made, use, sell, offer for sale, import, or otherwise Commercialize any Licensed Product in the Field in the Beijing SL Territory, beyond the mere right to purchase Licensed Products from Beijing SL and its Affiliates, and excluding wholesalers and full-service distributors that do not promote the sale of the Licensed Product, and other similar physical distributors.  In no event shall Gemphire or any of its Affiliates be deemed a Sublicensee.

1.122   “Sunshine Reporting Laws” has the meaning set forth in Section 5.6.

1.123   “Technology Transfer Plan” has the meaning set forth in Section 2.8.

1.124   “Term” has the meaning set forth in Section 14.1.

1.125   “TGs” means triglycerides.

1.126   “Third Party” means any entity other than Gemphire or Beijing SL or an Affiliate of Gemphire or Beijing SL.

1.127   “U.S.” means the United States of America, including its territories and possessions (including Puerto Rico).

1.128   “Valid Claim” means (a) a claim of an issued and unexpired patent that has not been revoked or held unenforceable, unpatentable, or invalid by a decision of a court or other governmental agency of competent jurisdiction that is not appealable or has not been appealed within the time allowed for appeal, and that has not been abandoned, disclaimed, denied, or admitted to be invalid or unenforceable through reissue, re-examination, or disclaimer or otherwise, or (b) a claim of a pending patent application that has not been cancelled, withdrawn or abandoned or finally rejected by an administrative agency action from which no appeal can be taken.

1.129   “VAT” has the meaning set forth in Section 9.3(c).

1.130   “Withholding Tax” has the meaning set forth in Section 9.3(b)(i).

1.131   “Withholding Tax Action” has the meaning set forth in Section 9.3(b)(ii).

2.         GRANT OF LICENSES

2.1       License Grant to Beijing SL.  Subject to the terms and conditions of this Agreement, Gemphire hereby grants to Beijing SL an exclusive (even as to Gemphire and its Affiliates, except as expressly set forth herein), royalty-bearing license, with the right to grant sublicenses in accordance with Section 2.2, under the Gemphire Technology, to Research, Develop, have Developed, make, have made, Manufacture, have Manufactured, use, have used, sell, have sold, offer for sale, import, and otherwise Commercialize and have Commercialized Licensed Products in the Field in the Beijing SL Territory. Gemphire confirms to Beijing SL, as of the Effective Date, Gemphire has received Pfizer’s consent to the terms and conditions of this Agreement.

2.2       Beijing SL’s Sublicensing Rights.  Beijing SL shall have the right to grant sublicenses under the license granted in Section 2.1 to its Affiliates and Third Parties, solely with the prior written consent of Gemphire.  All such sublicenses shall be in writing and shall be subject to, and consistent with, the applicable terms and conditions of this Agreement and, to the extent applicable, the Pfizer Agreement (including without limitation those set forth in Section 2.6).  Beijing SL shall ensure that each agreement with a Sublicensee grants Gemphire all rights with respect to Data, Inventions, and Regulatory Filings made or generated by such Sublicensee as if such Data, Inventions, and Regulatory Filings were made or generated by Beijing SL, including but not limited to any applicable Right of Reference.  Beijing SL shall be responsible for the compliance of its Affiliates, Sublicensees, distributors, and subcontractors with the terms and conditions of this Agreement.  Beijing SL shall provide a copy of any sublicense agreement to Gemphire within a reasonable period after execution of each sublicense granted to a Third Party hereunder, provided that Beijing SL may reasonably redact from such copy confidential financial terms and confidential terms that are not related to compliance with the terms and conditions of this Agreement. If any sublicense granted under this Agreement is not in English, then Beijing SL will also provide Gemphire with a certified English translation as soon as practicable.

2.3       Reserved Rights.  Gemphire hereby expressly reserves:

(a)        the right under the Gemphire Technology to exercise its rights and perform its obligations under this Agreement, whether directly or through one or more Affiliates, licensees or subcontractors, including, without limitation, the conduct of any Global Study in the Beijing SL Territory;

(b)        the right under the Gemphire Technology to Manufacture and have Manufactured the Compound or Licensed Product in the Beijing SL Territory, for Research, Development, use or Commercialization in the Gemphire Territory;

(c)        pursuant to the Pfizer Agreement, the right for Pfizer under the Gemphire Technology to use, import, Manufacture and have Manufactured the Compound or Licensed Product in the Beijing SL Territory for Pfizer’s internal research purposes; and

(d)        all rights to practice, and to grant licenses under, the Gemphire Technology outside of the scope of the license granted in Section 2.1, including the exclusive rights to practice the Gemphire Patents and Gemphire Know-How (i) with respect to compounds and products other than Compounds and Licensed Products and (ii) with respect to Compounds and Licensed Products in the Gemphire Territory.

Beijing SL shall not, and will cause its Affiliates and Sublicensees not to, restrict or impede in any manner Gemphire’s exercise of its reserved rights set forth in this Section 2.3.

Gemphire hereby confirms to Beijing SL that gemcabene is the most effective compound or product in blood lipid regulation that has been developed or licensed by Gemphire as of the Effective Date.

2.4       License Granted to Gemphire.  Subject to the terms and conditions of this Agreement, Beijing SL hereby grants to Gemphire and its Affiliates an exclusive (even as to Beijing SL and its Affiliates), royalty-free license, with the right to sublicense (through multiple tiers), under the Beijing SL Technology (a) to Research, Develop, use, sell, offer for sale, import, and otherwise Commercialize Licensed Products in the Gemphire Territory, and (b) to Manufacture or have Manufactured Licensed Products anywhere in the world for Gemphire and its Affiliates to Research, Develop, use, sell, offer for sale, import, and otherwise Commercialize Licensed Products in the Gemphire Territory.

2.5       No Implied Licenses; Negative Covenant.  Except as set forth in this Agreement, neither Party shall acquire any license or other intellectual property interest, by implication or otherwise, under or to any Patents, Know-How, or other intellectual property owned or controlled by the other Party.  Neither Party shall, nor shall it permit any of its Affiliates or sublicensees to, practice any Patents or Know-How licensed to it by the other Party outside the scope of the licenses granted to it under this Agreement.

2.6       Pfizer Agreement.

(a)        To the extent that any rights granted to Beijing SL under this Agreement are Controlled by Gemphire pursuant to the Pfizer Agreement, (i) such rights are subject to the terms and conditions of the Pfizer Agreement, and (ii) Beijing SL agrees to comply with such terms and conditions.

(b)        Without limiting the generality of Section 2.6(a), with respect to any rights granted to Beijing SL under this Agreement that are Controlled by Gemphire pursuant to the Pfizer Agreement (“Pfizer Sublicense Rights”), the Parties hereby agree that:

(i)         Beijing SL shall not assign any of its Pfizer Sublicense Rights without the prior written consent of Pfizer;

(ii)       Pfizer is a third party beneficiary under Beijing SL’s sublicense to the Pfizer Sublicense Rights, with the rights to enforce the applicable terms thereof;

(iii)      Beijing SL shall not have the rights to grant any further sublicenses to the Pfizer Sublicense Rights in contravention with the terms of the Pfizer Agreement;

(iv)       Beijing’s SL’s rights to any Pfizer Sublicense Rights shall terminate upon the termination of the Pfizer Agreement.

2.7       Exclusivity.  During the Term, Beijing SL shall not, directly or indirectly (including through its Affiliate, Sublicensee or a Third Party), research, develop, manufacture or commercialize any Competing Product in the Beijing SL Territory or the Gemphire Territory.

2.8       Technology Transfer.  Promptly following the Effective Date, the Parties shall agree to a technology transfer plan setting forth the process and schedule for Gemphire to transfer to Beijing SL all Gemphire Know-How Controlled by Gemphire as of the Effective Date that are necessary for Beijing SL to conduct its activities under the Development Plan in the Beijing SL Territory (the “Technology Transfer Plan”), including any such pre-clinical and clinical Data necessary for obtaining Regulatory Approval of the Licensed Product in the Beijing SL Territory. Upon the Parties’ agreement to the Technology Transfer Plan, Gemphire shall provide Beijing SL with the Gemphire Know-How pursuant to the terms and conditions set forth therein, at Beijing SL’s sole cost and expense. From time to time thereafter, Gemphire shall continue to transfer any additional Gemphire Know-How that was not previously provided to Beijing SL, at Beijing SL’s sole cost and expense, and Beijing SL shall and shall cause its Affiliates and Sublicensees to transfer to Gemphire or its designee any Beijing SL Know-How related to the Compound or Licensed Product not previously provided to Gemphire, at Gemphire’s sole cost and expense.  Upon Beijing SL’s reasonable request, and at Beijing SL’s cost and expense, Gemphire shall provide Beijing SL with reasonable assistance in conducting the Beijing SL Development Work, including without limitation, consultation with respect to the submission of IND and NDA to the NMPA, the design and analysis of Phase 2 Clinical Trials and Phase 3 Clinical Trials, the end of Phase 2 meeting with the NMPA, and life cycle management for the Licensed Product.

3.         GOVERNANCE

3.1       Joint Steering Committee.  Within thirty (30) days following the Effective Date, the Parties shall establish a joint steering committee (the “Joint Steering Committee” or the “JSC”), composed at a minimum of three (3) members appointed by Gemphire and three (3) members appointed by Beijing SL who are fluent in English, to oversee and guide the strategic direction of the collaboration of the Parties under this Agreement. Additional members may be appointed to the JSC upon mutual agreement of the Parties. The JSC shall act as a joint consultative body and, to the extent expressly provided herein, a joint decision-making body.  The JSC shall in particular:

(a)        provide a forum for discussion of the Development and Commercialization of the Compound and Licensed Products in the Beijing SL Territory;

(b)        coordinate and monitor the Development activities of the Parties under the Development Plan;

(c)        review and approve the Development Plan and any proposed material amendments thereto, and oversee implementation of the Development Plan;

(d)        provide a forum for and facilitate communications between the Parties with respect to sharing of Development information and Data in accordance with Section 4.3;

(e)        review and approve protocols for Clinical Trial in the Beijing SL Territory (excluding any Global Study) and monitor the progress of such Clinical Trials in the Beijing SL Territory;

(f)        review Clinical Trial Data generated in the Beijing SL Territory and discuss whether progress to the next phase Clinical Trial is merited;

(g)        monitor and coordinate pharmacovigilance and safety matters for Licensed Products worldwide;

(h)        oversee and coordinate Medical Affairs Activities for Licensed Products in all Indications in the Beijing SL Territory;

(i)         review and approve the Commercialization Plan for the Beijing SL Territory, including proposed material amendments, and oversee implementation of the Commercialization Plan;

(j)         review the Compound and Licensed Product manufacturing and supply requirements, strategy and performance;

(k)        oversee and facilitate the Parties’ communications and activities with respect to publications under Section 13.4;

(l)         establish joint subcommittees and delegate any of the JSC’s authority herein to them as it deems necessary or advisable to oversee and direct Research, Development, Manufacture and Commercialization activities under this Agreement; and

(m)       perform such other functions as appropriate to further the purposes of this Agreement, as expressly set forth in this Agreement or allocated to it by the Parties’ written agreement.

3.2       JSC Membership and Meetings.

(a)        Committee Members.  Each JSC representative shall have appropriate knowledge and expertise and sufficient seniority and authority within the applicable Party to make decisions arising within the scope of the JSC’s responsibilities.  Each Party may replace its representatives on the JSC on written notice to the other Party, but each Party shall strive to maintain continuity in the representation of its JSC members.  The JSC will be chaired by co-chairpersons designated by Gemphire and Beijing SL, respectively. The chairpersons shall prepare and circulate agendas to JSC members at least seven (7) days before each JSC meeting and shall direct the preparation of reasonably detailed minutes for each JSC meeting, which shall be circulated to JSC members within thirty (30) days after such meeting for comment and which shall be deemed approved when none of the JSC members have any further comments.  The Parties shall determine their respective initial members of the JSC within thirty (30) days after the Effective Date.

(b)        Meetings.  The JSC shall hold meetings at such times as it elects to do so, but in no event shall meetings of the JSC be held less frequently than twice a year prior to obtaining the First Commercial Sale of the Licensed Product in the Beijing SL Territory.  The first JSC meeting shall be held within sixty (60) days after the Effective Date, at which meeting the dates for the first Calendar Year shall be set.  JSC meetings may be held in person or by audio or video teleconference.  In-person JSC meetings shall be held at locations agreed upon by the Parties.  All JSC meetings will be held in English. Each Party shall be responsible for all of its own expenses of participating in any JSC meeting.  No action taken at any JSC meeting shall be effective unless at least one (1) representative of each Party is participating.  In addition, upon written notice to the other Party, either Party may request that a special ad hoc meeting of the JSC be convened for the purpose of resolving any disputes in connection with, or for the purpose of reviewing or making a decision pertaining to any material subject-matter within the responsibilities of the JSC, the review or resolution of which cannot be reasonably postponed until the following scheduled JSC meeting.  Such ad hoc meeting shall be convened at such time as may be mutually agreed by the Parties, but no later than fifteen (15) days following the date of the request that such meeting be held.

(c)        Non-Member Attendance.  Each Party may from time to time invite a reasonable number of participants, in addition to its representatives, to attend JSC meetings in a non-voting capacity; provided that if either Party intends to have any Third Party (including any consultant) attend such a meeting, such Party shall provide reasonable prior written notice to the other Party and obtain the other Party’s approval for such Third Party to attend such meeting, which approval shall not be unreasonably withheld or delayed.  Such Party shall ensure that such Third Party is bound by written confidentiality and non-use obligations consistent with the terms of this Agreement.

3.3       Decision-Making.

(a)        All decisions of the JSC shall be made by unanimous vote, with each Party’s representatives collectively having one (1) vote.  If after reasonable discussion and good faith consideration of each Party’s view on a particular matter, the representatives of the Parties cannot reach an agreement as to such matter within fifteen (15) business days after such matter was brought to the JSC for resolution, then either Party at any time may refer such issue to the Executive Officers for resolution.

(b)        If the Executive Officers cannot resolve such matter within five (5) business days after such matter has been referred to them, then:

(i)         Gemphire shall have the final decision making authority, which shall be exercised in its reasonable discretion, with respect to (A) Global Development Work, (B) the protocols for Clinical Trails, including the selection of any CRO, site and principal investigator therefor, and (C) any regulatory matters relating to Licensed Products for which Gemphire is the Registration Holder.

(ii)       Beijing SL shall have the final decision making authority, which shall be exercised in its reasonable discretion, with respect to (A) Commercialization, Medical Affairs and regulatory matters in the Beijing SL Territory, (B) Beijing SL Development Work, and (C) any regulatory matters relating to Licensed Products for which Beijing SL is the Registration Holder, in each case of (A), (B) and (C), to the extent consistent with the terms and conditions of this Agreement; provided, however, that (x) Gemphire shall have final decision making authority with respect to Clinical Trial Protocols, and (y) Gemphire shall have the right to veto the conduct of any Clinical Trial in the Beijing SL Territory that it reasonably believes is an Adverse Risk to the Development or Commercialization of any Licensed Product in the Gemphire Territory.

(iii)      For all matters except those where either Party shall have and can use the final decision making authority described in (i) and (ii) of this subsection, neither Party shall have the final decision making authority and such matters can only be decided by unanimous vote of the JSC.

(c)        In case the JSC is unable to come to a unanimous decision and neither Party has final decision making authority with respect to a matter in dispute as described in Section 3.3(b)(iii) above, the Parties shall resolve such dispute through the dispute resolution methods described in Article 15 hereof.

3.4       Limitations on Authority.  The JSC shall have only such powers as are expressly assigned to it in this Agreement, and such powers shall be subject to the terms and conditions of this Agreement.  Without limiting the generality of the foregoing, the JSC will not have the power to amend this Agreement or determine or waive compliance with this Agreement, and no JSC decision may be in contravention of any terms and conditions of this Agreement.

3.5       Discontinuation of the JSC.  The activities to be performed by the JSC shall solely relate to governance under this Agreement, and are not intended to be or involve the delivery of services.  The JSC shall continue to exist until the Parties mutually agree to disband the JSC.  Once the Parties mutually agree, the JSC shall have no further obligations under this Agreement and, thereafter, each Party shall designate a contact person for the exchange of information under this Agreement or such exchange of information shall be made through Alliance Managers, and decisions of the JSC shall be decisions as between the Parties, subject to the other terms and conditions of this Agreement.

3.6       Alliance Managers.  Within twenty (20) days after the Effective Date, each Party shall appoint an employee of such Party with appropriate qualification and experience to act as the alliance manager for such Party (the “Alliance Manager”).  Each Alliance Manager shall be responsible for coordinating and managing processes and interfacing between the Parties on a day-to-day basis throughout the Term.  The Alliance Manager will ensure communication to the JSC of all relevant matters raised at any Subcommittee, which shall be in English.  Each Alliance Manager shall be permitted to attend meetings of the JSC or any Subcommittee, in each case as appropriate and as non-voting participants.  The appointed Alliance Manager may also be a member of the JSC.  The Alliance Managers shall be the primary contact for the Parties regarding the activities contemplated by this Agreement and shall facilitate all such activities hereunder.  Each Party may replace its Alliance Manager with an alternative representative at any time with prior written notice to the other Party.  Any Alliance Manager may designate a substitute to temporarily perform the functions of that Alliance Manager.  Each Party shall bear its own costs of its Alliance Manager, which costs shall be excluded from the Parties’ respective Development and Manufacturing costs (including Cost of Goods) under this Agreement.

4.         DEVELOPMENT

4.1       Overview.  Subject to the terms and conditions of this Agreement, the Parties will collaborate with respect to the Development of Licensed Products and share the Data resulting from such collaboration as provided in this Article 4 to facilitate the Development of Licensed Products throughout the Beijing SL Territory and the Gemphire Territory.

4.2       Development Plan.  The Parties shall Develop Licensed Products with respect to the Beijing SL Territory pursuant to a comprehensive written Development plan (the “Development Plan”), which shall be incorporated by reference as part of this Agreement.  The Development Plan will include all Clinical Trials and other Development activities conducted in the Beijing SL Territory, including those conducted as part of Global Studies, and shall be subject to the approval of the JSC. As of the Effective Date, the current working draft of the initial Development Plan is attached hereto as Exhibit B.   Following the Effective Date, the JSC will meet to finalize the initial Development Plan, which shall be agreed to by the Parties not later than ninety (90) days following the Effective Date.  Once finalized and agreed to by the Parties, the Development Plan may only be materially amended with the JSC’s approval. If the terms of the Development Plan contradict, or create inconsistencies or ambiguities with, the terms of this Agreement, then the terms of this Agreement shall govern.

(a)        Territory-Specific Development Work.  Beijing SL shall be solely responsible, at its sole expense, for all Development activities that are conducted solely in Regions within the Beijing SL Territory but are not part of a Global Study, including all non-clinical and clinical studies, as necessary to obtain Regulatory Approval for Licensed Products in any Region in the Beijing SL Territory (the “Beijing SL Development Work”). Beijing SL shall use Commercially Reasonable Efforts to Develop and obtain Regulatory Approval for Licensed Products in the Field in each Region in the Beijing SL Territory, including the timely achievement of the Development milestones set forth in Exhibit C. Without limiting the generality of the foregoing, Beijing SL shall use Commercially Reasonable Efforts to conduct its Development activities under and in accordance with the Development Plan, including without limitation the timeline set forth therein, to be performed reasonably and subject to the oversight of the JSC as set forth in Article 3.

(b)        Global Development Work. The Parties shall collaborate in good faith in the conduct of any Global Study (the “Global Development Work”).  Subject to Gemphire’s final decision making authority pursuant to Section 3.3(b)(i), Beijing SL shall be solely responsible, at its sole expense, for all Global Development Work that are conducted solely in Regions within the Beijing SL Territory. Gemphire shall be solely responsible, at its sole expense, for all Global Development Work that are conducted solely in countries within the Gemphire Territory.

(c)        Amendments.  If Beijing SL wishes (i) to perform additional Development work, including the Development of a Licensed Product aimed at any Indication other than the levels of LDL-C, hsCRP or TGs, in the Beijing SL Territory, or (ii) to modify the Development work that is in process or planned in the Beijing SL Territory or pursuant to a Global Study, Beijing SL shall prepare a draft amendment to the Development Plan that reflects such additional work or modification and shall submit such draft amendment to the JSC for review and approval in accordance with Section 3.1(c).  If the JSC approves such amendment, then the amended

Development Plan shall become the then-current Development Plan and any such Indication for which Development is approved by the JSC shall be deemed an “Other Approved Indication”.

4.3       Data Exchange.  With respect to all Development Work, each Party shall promptly provide the other Party with copies of all Data and Regulatory Materials related to the Compound or Licensed Products generated by or on behalf of such Party or its Affiliates or sublicensees in the performance of Development activities of the Compound or Licensed Products in their respective territories (the “Product Materials”) in English, including without limitation (i) at least Calendar Quarterly basis status reports on trial recruitment and other metrics consistent with the performing Party’s internal reporting for clinical studies and Development activities, provided, however, that with respect to unexpected events that may impact safety and recruitment, each Party shall inform the other Party within forty-eight (48) hours after learning of such event, (ii) supporting documentation for such activity (e.g., protocols, CRFs, analysis plans, etc.), (iii) preliminary and final Data, and interim, preliminary, and final results and reports, and (iv) output from advisory committees and investigator meetings with respect to such activity.  The Parties shall cooperate on a secure website to facilitate the sharing of reports, Data, and other information on a routine basis.

4.4       Compliance.  Each Party shall Develop Licensed Products in compliance with all Applicable Laws, including good scientific and clinical practices under the Applicable Laws of the country or Region in which such activities are conducted.

4.5       Development Records.  Beijing SL shall maintain complete, current, and accurate records of all Development activities conducted by it hereunder, and all data and other information resulting from such activities.  Such records shall fully and properly reflect all work done and results achieved in the performance of the Development activities in good scientific manner appropriate for regulatory and patent purposes.  Beijing SL shall document all non-clinical studies and Clinical Trials in formal written study reports according to Applicable Laws and national and international guidelines (e.g., ICH, GCP, GLP, and GMP).

4.6       Development Reports.  At each regularly scheduled JSC meeting, each Party shall provide the JSC with regular reports in English detailing its Development activities for the Licensed Products under this Agreement, and the results of such activities.  In addition, after the completion of any Clinical Trial or other study of the Licensed Products (a) by Beijing SL in the Beijing SL Territory, or (b) by Gemphire with respect to the Global Development Work, the Party responsible for the conduct of such Clinical Trial or study shall promptly provide the other Party with a data package in English consisting of, at a minimum, tables, lists, and figures, as well as any other Data specified in the Development Plan or otherwise agreed by the Parties.  The Parties shall discuss the status, progress, and results of each Party’s Development activities under this Agreement at such JSC meetings.

4.7       Use of Subcontractors.  Each Party may perform its Development activities under this Agreement through one or more subcontractors, provided that (a) such Party will remain responsible for the work allocated to, and payment to, such subcontractors to the same extent it would if it had done such work itself, (b) each subcontractor undertakes in writing obligations of confidentiality and non-use regarding Confidential Information that are substantially the same as those undertaken by the Parties pursuant to Article 13, and (c) each subcontractor agrees in writing to assign all intellectual property developed in the course of performing any such work to such Party (or, in the event such assignment is not feasible, a license to such intellectual property with the right to sublicense to such other Party).  The Parties may also subcontract work on terms other than those set forth in this Section 4.7 with the prior approval of the JSC. Notwithstanding the foregoing, Beijing SL shall (i) with respect to any CRO conducting any Global Development Work, ensure such CRO is qualified in the Beijing SL Territory and capable of producing Clinical Trial Data acceptable to the NMPA,  the FDA and the EMA (and other applicable Regulatory Authorities in the Beijing SL Territory, the United States or the European Union); and (ii) ensure that any Clinical Trials conducted in the Beijing SL Territory, whether by itself or through a CRO, are conducted only at medical facilities that are qualified and registered with the NMPA or other Regulatory Authorities.

5.         REGULATORY ACTIVITIES

5.1       Regulatory Responsibilities.

(a)        General. Subject to the terms and conditions of this Agreement, Beijing SL will be responsible, at its sole cost and expense, for the conduct of all regulatory activities required to obtain and maintain Regulatory Approval of Licensed Products in the Field in the Beijing SL Territory, including the preparation and submission of all Regulatory Materials and all communications and interactions with Regulatory Authorities, including the NMPA, as necessary to obtain and maintain Regulatory Approval for Licensed Products in any Region in the Beijing SL Territory. Beijing SL shall be responsible for filing each MAA in the Beijing SL Territory for each Licensed Product in its own name except that the MAA shall be filed in the name of Gemphire for mainland China.   Without jeopardizing the approval of the MAA in the name of Gemphire, Beijing SL shall, as soon as possible after the Manufacturing Transfer, submit an MAA in its own name to the NMPA to market the Licensed Products as locally manufactured products in mainland China.  Upon approval of such MAA in the name of Beijing SL, the MAA under the name of Gemphire shall be cancelled and all regulatory responsibilities for the Licensed Products in mainland China shall reside with Beijing SL (the “Regulatory Transfer Completion”). The Development Plan shall include the regulatory strategy for obtaining Regulatory Approval of Licensed Products in the Beijing SL Territory.  Beijing SL shall use Commercially Reasonable Efforts to carry out its regulatory obligations for Licensed Products pursuant to such strategy.

(b)        Right of Reference.

(i)         Grant to Beijing SL. Gemphire hereby grants to Beijing SL a Right of Reference to all Regulatory Filings submitted by or on behalf of Gemphire that pertain to any Compound or Licensed Product for the sole purpose of obtaining and maintaining Regulatory Approval of Licensed Products in the Beijing SL Territory.

(ii)       Grant to Gemphire. Beijing SL hereby grants to Gemphire a Right of Reference to all Regulatory Filings submitted by or on behalf of Beijing SL or its Affiliates or Sublicensees that pertain to any Compound or Licensed Product for the sole purpose of obtaining and maintaining Regulatory Approval of Licensed Products in the Gemphire Territory.

(c)        Beijing SL Regulatory Information Sharing. Beijing SL shall promptly provide Gemphire with copies of any Regulatory Filings prepared (including any drafts), submitted, or received by Beijing SL in the Beijing SL Territory pertaining to any Compound or Licensed Product, and Gemphire shall have the right to review and comment on drafts of such Regulatory Filings in English. Without limiting the generality of the foregoing, Beijing SL shall share with Gemphire the following communications and correspondence with any Regulatory Authority: (a) summary of contact reports Beijing SL receives concerning substantive conversations or substantive meetings in the Beijing SL Territory with the NMPA with respect to the Licensed Product or if contacts with those Regulatory Authorities are made orally, to be reduced in writing, (b) documents related to regulatory milestones and dates (e.g., submission, validations, agency review questions, and opinions, and their equivalent), and (c) IND annual reports and cover letters of all agency submissions relating to any Compound or Licensed Product.  If any such communications and correspondence with Regulatory Authority is not in English, then Beijing SL will also provide Gemphire with a certified English translation as soon as practicable. Beijing SL shall use Commercially Reasonable Efforts to grant to Gemphire access and rights to use any such communications with any Regulatory Authority generated by or on behalf of any Sublicensee.  If Beijing SL fails to obtain such access and rights from any Sublicensee, Beijing SL shall not have the right to grant access or rights to such Sublicensee to any Regulatory Filing or Right of Reference granted to Beijing SL by Gemphire pursuant to Section 5.1(b)(i).

5.2       Meetings with Regulatory Authorities.  On a current and ongoing basis, Beijing SL shall provide Gemphire with a list and schedule in English of any in-person meeting or material teleconference with the Regulatory Authorities (or related advisory committees) in the Beijing SL Territory planned for the next Calendar Quarter that relates to the Development of any Compound or Licensed Product under the Development Plan in the Beijing SL Territory (each, a “Regulatory Meeting”).  In addition, Beijing SL shall notify Gemphire as soon as reasonably possible if Beijing SL becomes aware of any additional Regulatory Meetings that become scheduled for such Calendar Quarter and will keep Gemphire informed of any significant interface or communication with any Regulatory Authority which might affect efforts to obtain Regulatory Approval for the Licensed Product in the Beijing SL Territory.  Beijing SL shall be solely responsible for any communications with any Regulatory Authorities occurring or required in connection with performing its regulatory responsibilities set forth in this Article 5 with respect to any Licensed Product in the Beijing SL Territory. With respect to Regulatory Meetings for which Beijing SL is the responsible Party, Gemphire shall have the right to provide input in preparation for all such Regulatory Meetings and the right, but not the obligation, to have its representatives attend any such Regulatory Meetings.  If Gemphire elects not to have its representatives attend such Regulatory Meetings, then Beijing SL will provide to Gemphire a written summary thereof in English promptly following such Regulatory Meetings.

5.3       Regulatory Inspections.

(a)        Beijing SL shall permit all Regulatory Authorities in the Gemphire Territory to conduct inspections of Beijing SL, its Affiliates, and its Sublicensees and subcontractors (including Clinical Trial sites) relating to the Development of the Licensed Product under the Development Plan, and shall ensure that such Affiliates and Sublicensees and subcontractors permit such inspections.  In addition, Beijing SL shall promptly notify Gemphire of any such inspection and shall supply Gemphire with all information pertinent thereto.  Gemphire shall have the right to have a representative attend any such inspection.

(b)        Gemphire shall permit all Regulatory Authorities in the Beijing SL Territory to conduct inspections of Gemphire, its Affiliates, and its licensees and subcontractors (including Clinical Trial sites) relating to the Development of the Licensed Product under the Development Plan, and shall ensure that such Affiliates and licensees and subcontractors permit such inspections.  In addition, Gemphire shall promptly notify Beijing SL of any such inspection and shall supply Beijing SL with all information pertinent thereto.  Beijing SL shall have the right to have a representative attend any such inspection.

5.4       Adverse Event Reporting; Pharmacovigilance Agreement.  A reasonable time prior to the initiation of any Development work in the Beijing SL Territory, the Parties shall enter into a pharmacovigilance agreement setting forth the worldwide pharmacovigilance procedures for the Parties with respect to the Licensed Products, such as Safety Data sharing, adverse events reporting, and safety signal and risk management (the “Pharmacovigilance Agreement”), which agreement shall be amended by the Parties from time to time as necessary to comply with any changes in Applicable Laws or any guidance received from Regulatory Authorities.  Such procedures shall be in accordance with, and enable the Parties to fulfill, local and national regulatory reporting obligations under Applicable Laws (including, to the extent applicable, those obligations contained in ICH guidelines) to monitor patients’ safety.  Gemphire shall maintain (either by itself or through a vendor engaged by Gemphire) the global safety database in English for the Licensed Products, and shall maintain such global safety database for so long as such Licensed Product is under Development or Commercialization by the Parties.  The Parties will collaboratively agree on data cut points for periodic aggregate safety reports and Gemphire will author such reports; the Parties will jointly review and approve such reports before submission to worldwide Regulatory Authorities as required.  Each Party shall bear their own costs associated with maintaining such database and preparing such reports.  Gemphire shall ensure that Beijing SL is able to access the data from the global safety database in order to meet legal and regulatory obligations.  Beijing SL shall be responsible for reporting to Gemphire in English all quality complaints, adverse events, and Safety Data related to the Licensed Products to any Regulatory Authorities in the Beijing SL Territory, and responding to safety issues and to all requests of Regulatory Authorities related to the Licensed Products under any MAA or Regulatory Approval for the Licensed Product held by Beijing SL and filed with such Regulatory Authorities in the Beijing SL Territory, in each case at its own cost.  Each Party agrees to comply with its respective obligations under the Pharmacovigilance Agreement and to cause its Affiliates, licensees, and sublicensees to comply with such obligations.

5.5       Recalls.  In the event that a recall, withdrawal, or correction (including the dissemination of relevant information) of any Licensed Product (a “Recall”) in the Beijing SL Territory is required by a Regulatory Authority of competent jurisdiction, or if a Recall in the Beijing SL Territory is deemed advisable by Beijing SL, Beijing SL shall so notify Gemphire no later than forty-eight (48) hours in advance of the earlier of (a) initiation of a recall, withdrawal, or correction, or (b) the submission of plans for such an action to a Regulatory Authority.  Upon such notification, the Parties shall promptly discuss the appropriate actions with respect to the Recall, provided that the Registration Holder for such Licensed Product in the applicable Region in the Beijing SL Territory at the time of such notification shall have final authority on deciding such action, and the other Party shall not take any Recall action for such Licensed Product without the prior written approval of such Registration Holder.  Beijing SL shall handle exclusively the organization and implementation of all Recalls of Licensed Products in the Beijing SL Territory, and be responsible for all costs and expenses in connection therewith, provided, however, Gemphire bear the costs and expenses of any Recall that occurs in the Gemphire Territory.

5.6       Sunshine Reporting Laws.  Beijing SL acknowledges that Gemphire may be subject to federal, state, local, and international laws, regulations, and rules related to the tracking and reporting of payments and transfers of value provided to health care professionals, health care organizations, and other relevant individuals and entities (collectively, “Sunshine Reporting Laws”), and agrees to provide Gemphire with all information regarding such payments or transfers of value by Beijing SL as necessary for Gemphire to comply in a timely manner with its reporting obligations under the Sunshine Reporting Laws.

6.         COMMERCIALIZATION

6.1       General.  Subject to the terms and conditions of this Article 6, Beijing SL shall have the sole and exclusive responsibility, at its own expense, for all aspects of the Commercialization of the Licensed Products in the Beijing SL Territory, including (a) developing and executing a commercial launch and pre-launch plan, (b) negotiating with applicable Governmental Authorities and other payors regarding the price and reimbursement status of the Licensed Products, (c) marketing and promotion, (d) booking sales and distribution and performance of related services, (e) handling all aspects of order processing, invoicing and collection, inventory and receivables, (f) providing customer support, including handling medical queries, and performing other related functions, and (g) conforming its practices and procedures to Applicable Laws relating to the promotion, sales and marketing, access, and distribution of the Licensed Products in the Beijing SL Territory.

6.2       Commercialization Plan.  As soon as reasonably practicable, but no later than three (3) months after the first MAA for a Licensed Product is submitted in the Beijing SL Territory, Beijing SL shall prepare and present to the JSC for review and approval a plan for the Commercialization of such Licensed Product in the Beijing SL Territory, on a Region-by-Region basis (the “Commercialization Plan”). The Commercialization Plan shall consist of overall program of Commercialization for Licensed Products for each Indication, the key message, positioning and target physicians and patients for Commercializing such Licensed Products in each applicable Region.  Beijing SL shall prepare a draft amendment to the Commercialization Plan on at least an annual basis following the First Commercial Sale of the Licensed Product in the Beijing SL Territory and present such draft amendment to the JSC for review and approval.  Subject to the provisions of this Agreement and compliance with the Commercialization Plan, Beijing SL shall have full control and authority with respect to the day-to-day Commercialization of the Licensed Products and implementation of the Commercialization Plan in the Beijing SL Territory.

6.3       Diligence.

(a)        General.  During the Term, Beijing SL shall use Commercially Reasonable Efforts to Commercialize the Licensed Products for each and every Indication that has received Regulatory Approval in the Beijing SL Territory.

(b)        Licensed Product Launch.  Beijing SL shall launch the Licensed Product for each Indication that has received Regulatory Approval in the Beijing SL Territory as soon as reasonably possible following receipt of such Regulatory Approval.  As applicable, Beijing SL shall obtain all Pricing and Reimbursement Approvals necessary to launch such Licensed Product for such Indication in a particular Region in the Beijing SL Territory as soon as reasonably possible following receipt of MAA Approval of such Licensed Product in such Region.  Without limiting the generality of the foregoing, Beijing SL shall use Commercially Reasonable Efforts to launch the Licensed Product in each Region in the Beijing SL Territory within two (2) months after receiving Regulatory Approval of the Licensed Product for an Indication from the applicable Regulatory Authority in such Region.  Thereafter, Beijing SL shall utilize Commercially Reasonable Efforts in the ongoing support for the Licensed Product in each Region in the Beijing SL Territory.

(c)        Commercial Updates.  Beijing SL shall update the JSC on an annual basis regarding its Commercialization activities with respect to the Licensed Products in the Beijing SL Territory.  Each such update shall be in English and in a form to be agreed by the JSC and shall summarize Beijing SL’s and its Affiliates’ and Sublicensees’ significant Commercialization activities with respect to the Licensed Products in the Beijing SL Territory, and shall contain at least such information at such level of detail reasonably required by Gemphire to determine Beijing SL’s compliance with its diligence obligations set forth in this Section 6.3.  Such updates shall include Beijing SL’s sales activities, sales forecasts for at least the next three (3) years, marketing activities, and Medical Affairs Activities.

6.4       Coordination of Commercialization Activities.

(a)        Generally.  The Parties, through the JSC (or any designated Subcommittee), shall update each other on Commercialization strategies for Licensed Products (e.g., for branding and messaging, international congresses, advisory boards) in their respective territories, and the Parties shall work together to identify and take advantage of any potential global strategies and messaging.  The foregoing shall not be construed as requiring either Party to seek the other Party’s consent in connection with such first Party establishing or implementing any sales, marketing, or medical affairs practices in such first Party’s territory.

(b)        Pricing.  Beijing SL shall keep Gemphire timely informed on the status of any application for Pricing and Reimbursement Approval or material updates to an existing Pricing and Reimbursement Approval in the Beijing SL Territory, including any discussion with a Regulatory Authority with respect thereto.

(c)        Sharing of Promotional Materials.  Beijing SL shall, at its own expense, prepare, develop, produce, or otherwise obtain and utilize sales, promotional, advertising, marketing, website, educational, and training materials (the “Promotional Materials”) to support its Commercialization activities in the Beijing SL Territory, and shall ensure that such Promotional Materials, as well as all information contained therein, comply with all Applicable Laws and are consistent with any Regulatory Approvals obtained for the Licensed Product in the applicable Region in the Beijing SL Territory.  At Gemphire’s request, Beijing SL shall share with Gemphire samples of and updates to Promotional Materials with respect to the Commercialization of Licensed Products.

6.5       Medical Affairs Activities. Beijing SL shall be responsible for Medical Affairs Activities in the Beijing SL Territory in accordance with the medical affairs portion of the Development Plan, provided, however, that Gemphire shall have the right, but not the obligation, to also conduct Medical Affairs Activities in the Beijing SL Territory in global support of the Licensed Product, consistent with the medical affairs portion of the Development Plan and in coordination with Beijing SL.  Beijing SL will not undertake Medical Affairs Activities in the Gemphire Territory without Gemphire’s prior written consent to be given on a case-by-case basis.

6.6       Diversion.  Each Party hereby covenants and agrees that it and its Affiliates shall not, and it shall contractually obligate (and use Commercially Reasonable Efforts to enforce such contractual obligation) its sublicensees not to, directly or indirectly, promote, market, distribute, import, sell, or have sold any Licensed Product, including via the Internet or mail order, to any Third Party, or to any address or Internet Protocol address or the like, in the other Party’s territory.  Neither Party shall engage, nor permit its Affiliates and sublicensees to engage, in any advertising or promotional activities relating to any Licensed Product for use directed primarily to customers or other buyers or users of such Licensed Product located in any country or Region in the other Party’s territory, or solicit orders from any prospective purchaser located in any country or Region in the other Party’s territory.  If a Party or its Affiliates or sublicensees receives any order for a Licensed Product for use from a prospective purchaser located in a country or Region in the other Party’s territory, such Party shall immediately refer that order to such other Party and shall not accept any such orders.  Neither Party shall, nor permit its Affiliates and sublicensees to, deliver or tender (or cause to be delivered or tendered) any Licensed Product for use in the other Party’s territory.

7.         MANUFACTURE AND SUPPLY

7.1       Gemphire Manufacture and Supply.

(a)        Clinical Supply.  The Parties agree to reasonably cooperate to ensure that Beijing SL has a sufficient supply of Compound or Licensed Product to conduct its initial Clinical Trials for obtaining any Regulatory Approval in the Field in the Beijing SL Territory until the date of Regulatory Transfer Completion.  No later than sixty (60) days following the Effective Date, the Parties shall negotiate in good faith and execute a clinical supply agreement incorporate  the terms set forth in Exhibit D-1 and other customary terms for clinical supply agreement (the “Clinical Supply Agreement”). Pursuant to the Clinical Supply Agreement, Beijing SL shall purchase from Gemphire, and Gemphire shall use Commercially Reasonable Efforts to supply to Beijing SL, the Compound or Licensed Product for Beijing SL to conduct any Clinical Trial in the Field in the Beijing SL Territory.  For clarity, (i) Beijing SL shall not have the right to Manufacture or have Manufactured any Compound or Licensed Product for clinical use prior to the Manufacturing Technology Transfer Completion, and (ii) following Regulatory Transfer Completion for the first Licensed Product, Gemphire’s clinical supply obligations under this Section 7.1(a)  shall cease.

(b)        Commercial Supply. No later than twelve (12) months prior to the anticipated date of First Commercial Sale of the Licensed Product, the Parties shall negotiate in good faith a commercial supply agreement in accordance with the terms set forth in Exhibit D-2 (a “Commercial Supply Agreement”). Pursuant to the Commercial Supply Agreement, Beijing

SL shall purchase from Gemphire, and Gemphire shall use Commercially Reasonable Efforts to supply to Beijing SL, the Compound or Licensed Product for Beijing SL to use for commercial purposes in the Field in the Beijing SL Territory.  For clarity, (i) Beijing SL shall not have the right to Manufacture or have Manufactured any Compound or Licensed Product for commercial use prior to the Manufacturing Technology Transfer Completion, and (ii) following Regulatory Transfer Completion for a Licensed Product, Gemphire’s commercial supply obligations under this Section 7.1(b) for such Licensed Product shall cease.

7.2       Manufacturing Technology Transfer. As soon as practically feasible following the Effective Date, unless Gemphire in good faith identifies any Adverse Risks with respect thereto, Gemphire shall use Commercially Reasonable Efforts to transfer to Beijing SL its Manufacturing technology for the Compound and Licensed Products in accordance with a schedule to be agreed in writing in good faith by the Parties (the completion of such transfer, the “Manufacturing Technology Transfer Completion”). Gemphire shall transfer to Beijing SL such documents and information, and through its CMO provide such technical assistance and support, necessary or reasonably useful for Beijing SL to Manufacture Compound or Licensed Product, to the extent Controlled by Gemphire as of such date. Beijing SL shall pay Gemphire’s reasonable costs incurred in connection with providing such information or assistance pursuant to this Section 7.2, and such information or assistance shall be provided on a one-time basis, unless otherwise agreed by the Parties.

7.3       Product Distribution.  Beijing SL will be solely responsible for the distribution of Licensed Products in the Field in the Beijing SL Territory.

7.4       Brand Security and Anti-Counterfeiting.  The Parties will establish contacts for communication regarding brand security issues, and each Party shall reasonably cooperate with the other Party with respect thereto.  Practices around these incidents will comply with Gemphire’s then-current standards, where they define product security features, warehouse/cargo protection requirements, and response and communication process for such incidents.

8.         FINANCIAL PROVISIONS

8.1       Upfront Payment.  Within forty-five (45) days after the Effective Date, Beijing SL shall make a one-time, non-refundable, non-creditable upfront payment to Gemphire of Two Million Five Hundred Thousand Dollars ($2,500,000).

8.2       Development Milestone Payments. Within thirty (30) days of the first achievement by a Licensed Product of a development milestone event set forth in the table below, whether by or on behalf of Beijing SL, its Affiliate or Sublicensees, Beijing SL shall pay to Gemphire the non-refundable, non-creditable payment(s) for the applicable milestone event.

Development Milestone Event	Milestone Payment
Upon submission of IND to the NMPA for a Licensed Product	[**]
Upon dosing of the first patient in a Phase 3 Clinical Trial of a Licensed Product in mainland China	[**]

Upon NDA approval of a Licensed Product for a first Indication in the Beijing SL Territory	[**]
Upon NDA approval of a Licensed Product for each additional Indication (other than the first Indication) in the Beijing SL Territory	[**]

8.3       Sales Milestones Payments. Within thirty (30) days following Beijing SL’s receipt of Gemphire’s notification of any sales milestone event set forth in the table below, Beijing SL shall pay to Gemphire the one-time, non-refundable, non-creditable payments for the applicable milestone event; in each case, where A is the cumulative Beijing SL Net Sales of all Licensed Products when the relevant sales milestone is achieved, and B is the cumulative Global Net Sales of all Licensed Products when the relevant sales milestone is achieved. For clarity, each payment in this Section 8.3 shall be payable once only upon first achievement of the applicable milestone event, regardless of the number of times such milestone is subsequently achieved.

Sales Milestone Event	Milestone Payment
Cumulative Global Net Sales exceed [**]	[**] multiplied by A/B
Cumulative Global Net Sales exceed [**]	[**] multiplied by A/B
Cumulative Global Net Sales exceed [**]	[**] multiplied by A/B
Cumulative Global Net Sales exceed [**]	[**] multiplied by A/B

8.4       Royalty Payments.

(a)        Royalty Rates. Subject to the terms and conditions of this Section 8.4, within sixty  (60) days after the end of each Calendar Quarter during the Royalty Term, Beijing SL shall pay to Gemphire non-creditable, non-refundable royalties on Beijing SL Net Sales in the Beijing SL Territory during such Calendar Quarter, as calculated by multiplying the applicable royalty rate by the corresponding amount of Beijing SL Net Sales in the Beijing SL Territory, as follows:

Annual Beijing SL Net Sales of all Licensed Products in the Beijing SL Territory	Royalty Rate
For that portion of annual Beijing SL Net Sales less than or equal to [**]	[**]%

For that portion of annual Beijing SL Net Sales greater than [**] but less than or equal to [**]	[**]%
For that portion of annual Beijing SL Net Sales greater than [**]	[**]%

 (b)        Royalty Term.  The term of the royalties payable under Section 8.4(a), on a Licensed Product-by-Licensed Product and Region-by-Region basis, shall commence on the First Commercial Sale of such Licensed Product in such Region and shall end upon the latest to occur of: (i) the date of expiration of Regulatory Exclusivity of such Licensed Product in such Region; (ii) the date of expiration or abandonment of the last Valid Claim of a Gemphire Patent or Joint Patent that Covers such Licensed Product in such Region; or (iii) five (5) years after such First Commercial Sale (the “Royalty Term”).

9.         PAYMENT; RECORDS; AUDITS

9.1       Payment; Reports.  All royalty payments due under Section 8.4 shall be accompanied by a report setting forth in English, on a Licensed Product-by-Licensed Product and Region-by-Region basis, Beijing SL Net Sales in the Beijing SL Territory in the applicable Calendar Quarter in sufficient detail to permit confirmation of the accuracy of the royalty payment made, including, for each Region, the number of Licensed Products sold, the Gross Sales and Net Sales of Licensed Products, including the deductions from Gross Sales to arrive at Net Sales, the royalty payments payable, the method used to calculate the royalty, and the exchange rates used.  Prior to the First Commercial Sale of a Licensed Product in the Beijing SL Territory, the Parties will agree on the form of royalty report.  Beijing SL shall submit a single report for all Beijing SL Net Sales during each Calendar Quarter, but shall separately identify the Net Sales and other information applicable to each of Beijing SL, its Affiliates and Sublicensees.

9.2       Exchange Rate; Manner of Payment.   All payments hereunder shall be payable in U.S. Dollars.  When conversion of Net Sales from any currency other than U.S. Dollars is required, such conversion shall be at the exchange rate equal to the conversion rate for the U.S. Dollar for the currency of the Region in which the applicable Net Sales were made as published by the Wall Street Journal, Western U.S. Edition, averaged over the Calendar Quarter in which the applicable Net Sales were made.  All payments owed under this Agreement shall be made by wire transfer in immediately available funds to a bank and account designated in writing by Gemphire, unless otherwise specified in writing by Gemphire.

9.3       Taxes.

(a)        Taxes on Income. Except as otherwise provided in this Section 9.3, each Party will be solely responsible for the payment of all taxes imposed on its share of income arising directly or indirectly from the efforts of the Parties under this Agreement.

(b)        Withholding Taxes.

(i)         If Beijing SL is required to make a payment to Gemphire that is subject to a deduction or withholding of income taxes by a governmental authority in the Beijing SL Territory, (excluding VAT as defined in Section 9.3(c)) (a “Withholding Tax”), then then in the case of any payments to be made by Beijing SL to Gemphire under this Agreement, Beijing SL (or its Affiliate paying to Gemphire on behalf of Beijing SL) will, in accordance with Applicable Laws, (A) deduct or withhold such Withholding Tax in the full amount required to be deducted or withheld from the amount due to Gemphire, (B) remit such Withholding Tax to the proper Governmental Authority when due, (C) furnish Gemphire with proof of payment of such Tax Withholding within thirty (30) days following the payment, and (D) pay to Gemphire the stated amount payable under this Agreement (after deducting any such Withholding Tax).

(ii)       If one Party (or a Party’s assignees or successors) is required to make a payment to the other Party subject to a Withholding Tax, and if such Withholding Tax obligation arises as a result of any action taken by such required Party or its Affiliates or successors, including an assignment of this Agreement as permitted under Section 16.5, as a result of which (a) the payment arises in a territory other than the territory under the laws of which such required Party is organized, (b) there is a change in the tax residency of such required Party, or (c) the payments arise or are deemed to arise through a branch of such required Party in a territory other than the territory under the laws of which such required Party is organized and such action has the effect of increasing the amount of Withholding Tax (each, an “Withholding Tax Action”), then notwithstanding Section 9.3(b)(i), the payment by such required Party (in respect of which such Withholding Tax is required to be made) shall be increased by the amount necessary to ensure that the other Party receives an amount equal to the same amount that it would have received had no Withholding Tax Action occur.

(c)        VAT. All payments due to Gemphire from Beijing SL pursuant to this Agreement shall be paid exclusive of, and without reduction for, any value-added tax (including any goods and services tax) (“VAT”) (which, if applicable, shall be payable by Beijing SL). Beijing SL shall be responsible for the payment of all VAT applicable to the transactions contemplated by this Agreement and shall file all applicable VAT tax returns. Gemphire shall cooperate, to the extent reasonably required, with the filing of any such VAT tax returns. Beijing SL shall indemnify Gemphire for any VAT imposed on Gemphire as a result of the transactions contemplated by this Agreement and if Gemphire directly pays any such VAT, Beijing SL shall promptly reimburse Gemphire for such VAT including all reasonable related costs. If Gemphire determines that it is required to report any such tax, Beijing SL shall promptly provide Gemphire with applicable receipts and other documentation necessary or appropriate for such report. For clarity, this Section 9.3(c) is not intended to limit Beijing SL right to deduct VAT in determining Net Sales.  Gemphire shall reimburse Beijing SL for any local surcharges imposed on VAT by deducting such amount from payments due to Gemphire.

(d)        Tax Cooperation. The Parties agree to cooperate with one another and use reasonable efforts to avoid or reduce withholding Taxes or similar obligations in respect of the milestone payments, royalty payments, and other payments made by Beijing SL to Gemphire under this Agreement.  To the extent that Beijing SL is required by Applicable Laws to deduct and withhold Taxes on any payment to Gemphire, Beijing SL shall pay the amounts of such Taxes to the proper Governmental Authority in a timely manner and promptly transmit to Gemphire an official tax certificate or other evidence of such payment sufficient to enable Gemphire to claim such payment of Taxes.  Gemphire shall provide Beijing SL any tax forms that may be reasonably necessary in order for Beijing SL to not withhold Taxes or to withhold Taxes at a reduced rate under an applicable bilateral income tax treaty, to the extent legally able to do so.  Gemphire shall use reasonable efforts to provide any such tax forms to Beijing SL, including an IRS Form W-8BEN-E, in advance of the due date.  Beijing SL shall provide Gemphire with reasonable assistance to enable the recovery, as permitted by Applicable Laws, of withholding Taxes or similar obligations resulting from payments made under this Agreement, such recovery to be for the benefit of Gemphire.  Beijing SL shall use reasonable efforts to minimize any such Taxes required to be withheld on behalf of Gemphire by Beijing SL, its Affiliates or Sublicensees.  Each Party agrees to assist the other Party in claiming exemption from such deductions or withholdings under double taxation or similar agreement or treaty from time to time in force and in minimizing the amount required to be so withheld or deducted.

9.4       Records; Audit.  Beijing SL shall keep, and shall cause its Affiliates and Sublicensees to keep, complete and accurate records in English pertaining to the Development, sale or other disposition of Licensed Products in the Beijing SL Territory in sufficient detail to permit Gemphire to confirm the accuracy of milestone and royalty payments due to it hereunder. Beijing SL will keep such books and records for at least five (5) years following the Calendar Year to which they pertain.  Upon reasonable prior notice, such records shall be inspected during regular business hours at such place or places where such records are customarily kept by an independent certified public accountant (the “Auditor”) selected by Gemphire and reasonably acceptable to Beijing SL for the sole purpose of verifying for Gemphire the accuracy of the financial reports furnished by Beijing SL pursuant to this Agreement or of any payments made, or required to be made, by Beijing SL pursuant to this Agreement.  Before beginning its audit, the Auditor shall execute an undertaking acceptable to each Party by which the Auditor agrees to keep confidential all information reviewed during the audit.  Such audits may occur no more often than twice each Calendar Year and not more frequently than once with respect to records covering any specific period of time.  Such auditor shall not disclose Beijing SL’s Confidential Information to the Gemphire, except to the extent such disclosure is necessary to verify the accuracy of the financial reports furnished by Beijing SL or the amount of payments by Beijing SL under this Agreement.  In the event that the final result of the inspection reveals an underpayment by Beijing SL, Beijing SL shall pay the amount owed, plus applicable interest pursuant to Section 9.5, to Gemphire within thirty (30) days after the Auditor’s report.  Gemphire shall bear the full cost of such audit unless such audit reveals an underpayment by Beijing SL that was more than [**]% of the amount that should have been paid by Beijing SL, in which case Beijing SL shall reimburse Gemphire for the costs for such audit.

9.5       Late Payments.  In the event that any payment due under this Agreement is not paid when due in accordance with the applicable provisions of this Agreement, the payment shall accrue interest from the date due at the annual interest rate of [**]% above the prime rate of interest as reported in the Wall Street Journal (or its successor publication) on the date payment is due; provided, however, that in no event shall such rate exceed the maximum legal annual interest rate.  The payment of such interest shall not limit the Party entitled to receive payment from exercising any other rights it may have as a consequence of the lateness of any payment.

10.       INTELLECTUAL PROPERTY

10.1     Ownership; License Grant.

(a)        Data.  Gemphire shall solely own all Data generated by Gemphire.  For clarity, all Data Controlled by Gemphire are included in the Gemphire Licensed Know-How and licensed to Beijing SL under Section 2.1.  Beijing SL shall solely own all Data generated by Beijing SL in the Development of Licensed Products in the Field in the Beijing SL Territory. Beijing SL hereby grants to Gemphire an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, to use such Data generated and owned by Beijing SL for all purposes in the Gemphire Territory.

(b)        Product Materials.  Subject to the terms and conditions of this Agreement, each Party hereby grants to the other Party a fully-paid up, royalty-free license, with the right to grant sublicenses under multiple tiers, to use Product Materials generated and owned by such Party, for the Development, Manufacture (with respect to Beijing SL, solely to the extent applicable under Section 7.2) and Commercialization of the Compound and Licensed Product in the other Party’s respective territory during the Term of this Agreement.

(c)        Inventions.  Inventorship of Inventions will be determined in accordance with the standards of inventorship and conception under U.S. patent laws.  The Parties will work together to resolve any issues regarding inventorship or ownership of Inventions.  Ownership of Inventions will be allocated as follows:

(i)         Gemphire Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Gemphire, its Affiliates and their respective sublicensees, including their employees, agents and contractors (“Gemphire Inventions”) shall be solely and exclusively owned by Gemphire. For clarity, all Gemphire Inventions shall be included in the Gemphire Technology licensed to Beijing SL under Section 2.1, including any Patent rights therein.

(ii)       Beijing SL Inventions. Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) solely by or on behalf of Beijing SL, its Affiliates and their respective sublicensees, including their employees, agents and contractors (“Beijing SL Inventions”) shall be solely and exclusively owned by Beijing SL. Beijing SL shall promptly disclose in writing to Gemphire all Beijing SL Inventions. Beijing SL hereby grants  Gemphire an irrevocable, perpetual, royalty-free, fully paid-up, non-exclusive license, with the right to grant sublicenses, under such Beijing SL Inventions for the Development, Manufacture and Commercialization of the Compound or Licensed Product in the Gemphire Territory.

(iii)      Joint Inventions.  Any Inventions generated, developed, conceived or reduced to practice (constructively or actually) jointly by or on behalf of Beijing SL and Gemphire, their Affiliates and respective sublicensees, including their employees, agents and contractors (“Joint Inventions”) shall be jointly owned by the Parties. Beijing SL hereby grants  Gemphire an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint  Inventions for the Development, Manufacture and Commercialization of the Compound or Licensed Product in the Gemphire Territory.  Gemphire hereby grants  Beijing SL an irrevocable, perpetual, royalty-free, fully paid-up, exclusive license, with the right to grant sublicenses, under its rights in such Joint  Inventions for the Development, Manufacture and Commercialization of the Compound or Licensed Product in the Beijing SL Territory.

(d)        Beijing SL’s Affiliates, Sublicensees and Subcontractors.  Beijing SL shall ensure that each of its Affiliates, sublicensees and subcontractors under this Agreement has a contractual obligation to disclose to Beijing SL all Data, Product Materials and Inventions generated, invented, discovered, developed, made or otherwise created by them or their employees, agents or independent contractors, and to provide sufficient rights with respect thereto, so that Beijing SL can comply with its obligations under Sections 10.1(a),  10.1(b) and 10.1(c).

10.2     Patent Prosecution and Maintenance.

(a)        Definition. For the purpose of this Article 10, “prosecution” of Patents shall include, without limitation, all communication and other interaction with any patent office or patent authority having jurisdiction over a Patent application throughout the world in connection with any pre-grant proceedings and post-grant proceeding, including opposition proceedings.

(b)        Gemphire Patents and Joint Patents.  Except as set forth in Section 10.2(d), as between the Parties, Beijing SL shall have the first right (but not the obligation) to prepare, file, prosecute and maintain or abandon the Gemphire Patents and the Joint Patents in the Beijing SL Territory, at its sole cost and expense and using counsel reasonably acceptable to Gemphire. Beijing SL will use Commercially Reasonable Efforts to prepare, file, prosecute, defend and maintain all Gemphire Patents and Joint Patents in the Beijing SL Territory. Beijing SL shall provide Gemphire reasonable opportunity to review and comment on such prosecution efforts regarding the Gemphire Patents and Joint Patents, including, without limitation, (i) promptly providing Gemphire with copies of (and upon Gemphire’s request, English translations of) all material communications from any patent authority in the Beijing SL Territory with respect thereto; (ii) providing Gemphire, for its review and comment, with drafts of (and upon Gemphire’s request, English translations of) any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses; and (iii) considering in good faith comments thereto provided by Gemphire in connection with the prosecution thereof.   For clarity, Beijing SL shall not have any rights pursuant to this Agreement with respect to any Gemphire Patents in the Gemphire Territory (including any Step-In Rights relating thereto) and, as between the Parties, Gemphire shall have the sole right in its sole discretion to prepare, file, prosecute and maintain the Gemphire Patents and Joint Patents in the Gemphire Territory.

(c)        Beijing SL Patents. Except as set forth in Section 10.2(d), as between the Parties, Beijing SL shall have the sole right to prepare, file, prosecute and maintain or abandon the Beijing SL Patents, at its sole cost and expense and using counsel of its own choice. Beijing SL shall provide Gemphire reasonable opportunity to review and comment on such prosecution efforts regarding the Beijing SL Patents, including, without limitation, (i) promptly providing Gemphire with copies of (and upon Gemphire’s request, English translations of) all material communications from any patent authority with respect thereto; (ii) providing Gemphire, for its review and comment, with drafts of (and upon Gemphire’s request, English translations of) any material filings or responses to be made to such patent authorities in a reasonable amount of time in advance of submitting such filings or responses; and (iii) considering in good faith comments thereto provided by Gemphire in connection with the prosecution thereof.

(d)        Step-In Rights. If Beijing SL elects to cease prosecution and/or maintenance of any Patent that it is responsible for prosecuting and maintain pursuant to this Section 10.2 on a Region-by-Region basis, it shall notify Gemphire in writing reasonably in advance of such due date.  Gemphire shall have the right, but not the obligation, at its sole discretion and cost, to continue prosecution or maintenance of such Patent and in such Region (“Step-In Rights”), and Beijing SL shall transfer the applicable patent files to Gemphire or its designee and execute such documents and perform such acts at its own cost and expense as may be reasonably necessary to allow Gemphire to initiate or continue such filing, prosecution or maintenance.

(e)        Cooperation.  Each Party agrees to cooperate fully in the preparation, filing, prosecution, maintenance, and defense, if any, of Patents under this Section 10.2 and in the obtaining and maintenance of any patent term extensions and supplementary protection certificates and their equivalents, at its own cost (except as expressly set forth otherwise in this Article 10).  Such cooperation includes (i) executing all papers and instruments, or requiring its employees or contractors, to execute such papers and instruments, so as enable the other Party to apply for and to prosecute patent applications in any country or Region as permitted by this Section 10.2; and (ii) promptly informing the other Party of any matters coming to such Party’s attention that may affect the preparation, filing, prosecution, or maintenance of any such patent application and the obtaining of any patent term extensions or supplementary protection certificates or their equivalents.

10.3     Patent Enforcement.

(a)        Notice.  Each Party shall notify the other within fifteen (15) days of becoming aware of any alleged or threatened infringement by a Third Party of any Gemphire Patent or Joint Patent in the Beijing SL Territory, which infringement adversely affects or is reasonably expected to adversely affect any Licensed Product, including any declaratory judgment, opposition, or similar action alleging the invalidity, unenforceability, or non-infringement of any Gemphire Patent or Joint Patent (collectively, “Product Infringement”).

(b)        Enforcement Right.  Gemphire shall have the first right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate.  If Gemphire (i) decides not to bring such legal action against a Product Infringement (the decision of which Gemphire shall inform Beijing SL promptly) or (ii)

otherwise fails to bring such legal action against a Product Infringement within ninety (90) days of first becoming aware of such Product Infringement, Beijing SL shall have the right to bring and control any legal action in connection with such Product Infringement at its own expense as it reasonably determines appropriate after consultation with Gemphire.

(c)        Collaboration.  Each Party shall provide to the enforcing Party reasonable assistance in such enforcement, at such enforcing Party’s request and expense, including to be named in such action if required by Applicable Laws to pursue such action.  The enforcing Party shall keep the other Party regularly informed of the status and progress of such enforcement efforts, shall reasonably consider the other Party’s comments on any such efforts, including determination of litigation strategy and filing of material papers to the competent court.  If Beijing SL is the enforcing Party, Beijing SL shall promptly provide Gemphire with English translations of all pleadings, discovery requests, and key documents filed with the court. The non-enforcing Party shall be entitled to separate representation in such matter by counsel of its own choice and at its own expense, but such Party shall at all times cooperate fully with the enforcing Party.

(d)        Expense and Recovery.  The enforcing Party shall be solely responsible for any cost and expenses incurred by such Party as a result of such enforcement action.  If such Party recovers monetary damages in such enforcement action, such recovery shall be allocated first to the reimbursement of any expenses incurred by the enforcing Party in such enforcement action, second to the reimbursement of any expenses incurred by the other Party in such enforcement action, and any remaining amounts shall be allocated fifty percent (50%) to Gemphire and fifty percent (50%) to Beijing SL.

10.4     Infringement of Third Party Rights.  If any Licensed Product used or sold by Beijing SL, its Affiliates, or Sublicensees becomes the subject of a Third Party’s claim or assertion of infringement of any intellectual property rights in a jurisdiction within the Beijing SL Territory, Beijing SL shall promptly notify Gemphire and the Parties shall promptly meet to consider the claim or assertion and the appropriate course of action and may, if appropriate, agree on and enter into a “common interest agreement” wherein the Parties agree to their shared, mutual interest in the outcome of such potential dispute.  Absent any agreement to the contrary, and subject to claims for indemnification under Article 12, each Party may defend itself from any such Third Party claim at its own cost and expense; provided, however, that the provisions of Section 10.3 shall govern the right of Beijing SL to assert a counterclaim of infringement of any Gemphire Patents.

10.5     Patents Licensed From Third Parties.  Each Party’s rights under this Article 10 with respect to the prosecution and enforcement of any Gemphire Patent and Beijing SL Patent shall be subject to the rights (a) retained by any upstream licensor to prosecute and enforce such Patent Right, if such Patent Right is subject to an upstream license agreement; and (b) granted to any Third Party prior to such Patent Right becoming subject to the license grant under this Agreement.

10.6     Trademarks.

(a)        Product Trademarks.  Subject to 10.6(b), each Party may develop and adopt trademarks, including trade names, trade dresses, branding, and logos, to be used for the Licensed Products (the “Product Marks”) in its own territory at its own cost and expense.  Each

Party shall own all Product Marks developed by such Party.  Each Party shall be responsible for the registration, maintenance, defense, and enforcement of the Product Marks at its own cost and using counsel of its own choice in its respective territory.  Beijing SL shall keep Gemphire informed of material progress with regard to the registration, prosecution, maintenance, and defense, if any, of any Product Marks in the Beijing SL Territory, including content, timing, and jurisdiction of the filing of such Product Marks in the Beijing SL Territory.

(b)        Trademark License.  Gemphire hereby grants to Beijing SL an exclusive, royalty-free license to use Gemphire’s Product Marks solely in connection with the Commercialization of Licensed Products in the Beijing SL Territory under this Agreement.  For clarity, Beijing SL shall have the sole discretion on whether to use any such Product Marks in connection with the Commercialization of any Licensed Product in the Beijing SL Territory.

11.       REPRESENTATIONS AND WARRANTIES

11.1     Mutual Representations and Warranties.  Each Party represents and warrants to the other Party that, as of the Effective Date: (a) it is duly organized and validly existing under the laws of its jurisdiction of incorporation or formation, and has full corporate or other power and authority to enter into this Agreement and to carry out the provisions hereof, (b) it is duly authorized to execute and deliver this Agreement and to perform its obligations hereunder, and the person or persons executing this Agreement on its behalf has been duly authorized to do so by all requisite corporate or partnership action, (c) this Agreement is legally binding upon it, enforceable in accordance with its terms, and does not conflict with any agreement, instrument, or understanding, oral or written, to which it is a Party or by which it may be bound, nor violate any material law or regulation of any court, governmental body, or administrative or other agency having jurisdiction over it, and (d) it has the right to grant the licenses granted by it under this Agreement.

11.2     Covenants.

(a)        Employees, Consultants, and Contractors.  Each Party covenants that it has obtained or will obtain written agreements from each of its employees, consultants, and contractors who perform Development activities pursuant to this Agreement, which agreements will obligate such persons to obligations of confidentiality and non-use and to assign (or, in the case of contractor, grant a license under) Inventions in a manner consistent with the provisions of this Agreement.

(b)        Debarment.  Each Party represents, warrants, and covenants to the other Party that it is not debarred or disqualified under the U.S. Federal Food, Drug and Cosmetic Act, as may be amended, or comparable laws in any country or Region other than the U.S., and it does not, and will not during the Term, employ or use the services of any person who is debarred or disqualified, in connection with activities relating to any Licensed Product.  In the event that either Party becomes aware of the debarment or disqualification or threatened debarment or disqualification of any person providing services to such Party, including the Party itself or its Affiliates or Sublicensees, that directly or indirectly relate to activities contemplated by this Agreement, such Party shall immediately notify the other Party in writing and such Party shall cease employing, contracting with, or retaining any such person to perform any such services.

(c)        Compliance.  Beijing SL covenants as follows:

(i)         In the performance of its obligations under this Agreement, Beijing SL shall comply and shall cause its and its Affiliates’ employees and contractors to comply with all Applicable Laws.

(ii)       Beijing SL and its and its Affiliates’ employees and contractors shall not, in connection with the performance of their respective obligations under this Agreement, directly or indirectly through Third Parties, pay, promise, or offer to pay, or authorize the payment of, any money or give any promise or offer to give, or authorize the giving of anything of value to a Public Official or Entity or other person for purpose of obtaining or retaining business for or with, or directing business to, any person, including, Beijing SL (and Beijing SL represents and warrants that as of the Effective Date, Beijing SL, and to its knowledge, its and its Affiliates’ employees and contractors, have not directly or indirectly promised, offered, or provided any corrupt payment, gratuity, emolument, bribe, kickback, illicit gift, or hospitality or other illegal or unethical benefit to a Public Official or Entity or any other person in connection with the performance of Beijing SL’s obligations under this Agreement, and Beijing SL covenants that it and its Affiliates’ employees and contractors shall not, directly or indirectly, engage in any of the foregoing).

(iii)      Beijing SL and its Affiliates, and their respective employees and contractors, in connection with the performance of their respective obligations under this Agreement, shall not violate or cause the violation of the FCPA, Export Control Laws, or any other Applicable Laws, or otherwise cause any reputational harm to Gemphire.

(iv)       Beijing SL shall immediately notify Gemphire if Beijing SL has any information or suspicion that there may be a violation of the FCPA, Export Control Laws, or any other Applicable Laws in connection with the performance of this Agreement or the Development or Commercialization of any Licensed Product.

(v)        In connection with the performance of its obligations under this Agreement, Beijing SL shall comply and shall cause its and its Affiliates’ employees and contractors to comply with Beijing SL’s own anti-corruption and anti-bribery policy, a copy of which has been provided to Gemphire prior to the Effective Date.

(vi)       Gemphire will have the right, upon reasonable prior written notice and during Beijing SL’s regular business hours, to conduct at its own cost and expenses inspections of and to audit Beijing SL’s books and records in the event of a suspected violation or to ensure compliance with the representations, warranties, and covenants of this Section 11.2(c); provided, however, that in the absence of good cause for such inspections and audits, Gemphire shall exercise this right no more than annually.

(vii)     Beijing SL will cause its or its Affiliates’ personnel or others working under its direction or control to submit to periodic training that Beijing SL will provide on anti-corruption law compliance.

(viii)    Beijing SL will, at Gemphire’s request, annually certify to Gemphire in writing Beijing SL’s compliance, in connection with the performance of Beijing SL’s obligations under this Agreement, with the representations, warranties, or covenants in this Section 11.2(c), which certification shall be issued by Beijing SL’s global commercial head or other appropriate officer for the Licensed Product.

(ix)       Gemphire shall have the right to suspend or terminate this Agreement in its entirety where there is a credible finding, after a reasonable investigation, that Beijing SL, its Affiliates or Sublicensees, in connection with performance of Beijing SL’s obligations under this Agreement, has engaged in chronic or material violations of the FCPA.

11.3     Additional Gemphire Representations, Warranties, and Covenants. Gemphire represents, warrants, and covenants, as applicable, to Beijing SL that, as of the Effective Date:

(a)        Gemphire has the right to grant all rights and licenses it purports to grant to Beijing SL with respect to the Gemphire Technology under this Agreement;

(b)        Gemphire has not granted any liens or security interests on the Gemphire Technology;

(c)        Gemphire has not as of the Effective Date, and will not during the Term, grant any right to any Third Party under the Gemphire Technology that would conflict with the rights granted to Beijing SL hereunder; and

(d)        to Gemphire’s knowledge, no Third Party is infringing or misappropriating or has materially infringed or misappropriated the Gemphire Technology in the Beijing SL Territory.

11.4     Additional Beijing SL Representations, Warranties, and Covenants.  Beijing SL represents, warrants, and covenants to Gemphire that, as of the Effective Date, Beijing SL has not granted, and will not grant during the Term, any right to any Third Party under the Beijing SL Technology that would conflict with the rights granted to Gemphire hereunder.  Beijing SL further represents, warrants, and covenants to Gemphire that, as of the Effective Date, there are no Beijing SL Patents relating to the Compound or Licensed Product.

11.5     Disclaimer.  Except as expressly set forth in this Agreement, THE TECHNOLOGY AND INTELLECTUAL PROPERTY RIGHTS PROVIDED BY EACH PARTY HEREUNDER ARE PROVIDED “AS IS” AND EACH PARTY EXPRESSLY DISCLAIMS ANY AND ALL WARRANTIES OF ANY KIND, EXPRESS OR IMPLIED, INCLUDING THE WARRANTIES OF DESIGN, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE, NON-INFRINGEMENT OF THE INTELLECTUAL PROPERTY RIGHTS OF THIRD PARTIES, OR ARISING FROM A COURSE OF DEALING, USAGE OR TRADE PRACTICES, IN ALL CASES WITH RESPECT THERETO.  Without limiting the foregoing, (a) neither Party represents or warrants that any Data obtained from conducting Clinical Trials in one country or Region will comply with the laws and regulations of any other country or Region, (b) neither Party represents or warrants the success of any study or test conducted pursuant to this Agreement or the safety or usefulness for any purpose of the technology it provides hereunder, and (c) Gemphire does not represent and warrant that any of the Gemphire Patents will be issued, or the “clinical hold” by the FDA will be lifted.

12.       INDEMNIFICATION

12.1     Indemnification by Gemphire.  Gemphire hereby agrees to defend, indemnify, and hold harmless Beijing SL and its Affiliates, and Sublicensees and their respective directors, officers, employees, and agents (each, a “Beijing SL Indemnitee”) from and against any and all liabilities, expenses, and losses including any product liability, personal injury, property damage, including reasonable legal expenses and attorneys’ fees (collectively, “Losses”), to which any Beijing SL Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses arise out of or result from: (a) the Development or Commercialization of any Licensed Product by or on behalf of Gemphire or its Affiliates, (b) the negligence or willful misconduct of any Gemphire Indemnitee, or (c) the breach by Gemphire of any warranty, representation, covenant, or agreement made by Gemphire in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities for which Beijing SL is obligated to indemnify any Gemphire Indemnitee(s) under Section 12.2.

12.2     Indemnification by Beijing SL.  Beijing SL hereby agrees to defend, indemnify, and hold harmless Gemphire, its Affiliates, and licensees (excluding Beijing SL or its Affiliates or Sublicensees) and their respective directors, officers, employees, and agents (each, a “Gemphire Indemnitee”) from and against any and all Losses to which any Gemphire Indemnitee may become subject as a result of any claim, demand, action, or other proceeding by any Third Party to the extent such Losses arise out of: (a) the Development or Commercialization of any Licensed Product by or on behalf of Beijing SL or its Affiliates or Sublicensees, (b) the negligence or willful misconduct of any Beijing SL Indemnitee, or (c) the breach by Beijing SL of any warranty, representation, covenant, or agreement made by Beijing SL in this Agreement; except, in each case (a)-(c), to the extent such Losses arise out of any activities for which Gemphire is obligated to indemnify any Beijing SL Indemnitee(s) under Section 12.1.

12.3     Procedure.  A party that intends to claim indemnification under this Article 12 (the “Indemnitee”) shall promptly notify the indemnifying Party (the “Indemnitor”) in writing of any Third Party claim, demand, action, or other proceeding (each, a “Claim”) in respect of which the Indemnitee intends to claim such indemnification, and the Indemnitor shall have sole control of the defense or settlement thereof.  The Indemnitee may participate at its expense in the Indemnitor’s defense of and settlement negotiations for any Claim with counsel of the Indemnitee’s own choice.  The indemnity arrangement in this Article 12 shall not apply to amounts paid in settlement of any action with respect to a Claim if such settlement is effected without the consent of the Indemnitor, which consent shall not be unreasonably withheld or delayed.  The failure to deliver written notice to the Indemnitor within a reasonable time after the commencement of any action with respect to a Third Party Claim shall only relieve the Indemnitor of its indemnification obligations under this Article 12 if and to the extent the Indemnitor is actually prejudiced thereby.  The Indemnitee shall cooperate fully with the Indemnitor and its legal representatives in the investigation of any action with respect to a Claim covered by this indemnification.

12.4     Insurance.  Each Party, at its own expense, for a period until five (5) years after expiration or termination of this Agreement, shall, to the extent such insurance is commercially available for purchase in the such Party’s territory, maintain commercial general liability insurance, including public and product liability and other appropriate insurance (e.g., contractual liability, bodily injury, property damage and personal injury coverage) (or self-insure) in an amount consistent with sound business practice and reasonable in light of its obligations under this Agreement during the Term.  Each Party shall provide a certificate of insurance (or evidence of self-insurance) evidencing such coverage to the other Party upon request (to the extent such insurance is commercially available for purchase in the such Party’s territory).  It is understood that such insurance shall not be construed to create any limit of either Party’s obligations or liabilities with respect to its indemnification obligations hereunder.  In the event of use by either Party of subcontractors, sublicensees, or any Third Party in the performance of such Party’s obligations under the Agreement, such Party shall ensure that its subcontractor, sublicensee, or Third Party has a proper and adequate general liability insurance to cover its risks with respect to the other Party for damages mentioned above.

12.5     Limitation of Liability.  NEITHER PARTY SHALL BE ENTITLED TO RECOVER FROM THE OTHER PARTY ANY SPECIAL, INCIDENTAL, CONSEQUENTIAL (INCLUDING LOST PROFITS), OR PUNITIVE DAMAGES, IN CONNECTION WITH THIS AGREEMENT OR ANY LICENSE GRANTED HEREUNDER, REGARDLESS OF ANY NOTICE OF THE POSSIBILITY OF SUCH DAMAGES; PROVIDED, HOWEVER, THAT THIS SECTION 12.5 SHALL NOT BE CONSTRUED TO LIMIT EITHER PARTY’S INDEMNIFICATION OBLIGATIONS UNDER THIS ARTICLE 12 OR DAMAGES AVAILABLE AS A RESULT OF A BREACH OF A PARTY’S EXCLUSIVITY OBLIGATIONS UNDER SECTION 2.7 OR CONFIDENTIALITY OBLIGATIONS UNDER ARTICLE 13.

13.       CONFIDENTIALITY

13.1     Confidential Information.  Except to the extent expressly authorized by this Agreement or otherwise agreed in writing by the Parties, the Parties agree that, during the Term and for ten (10) years thereafter, the receiving Party shall keep confidential and shall not publish or otherwise disclose and shall not use for any purpose other than as expressly provided for in this Agreement any Confidential Information of the other Party, and both Parties shall keep confidential and, subject to the remainder of this Article 13, shall not publish or otherwise disclose the terms of this Agreement.  Each Party may use the other Party’s Confidential Information only to the extent required to accomplish the purposes of this Agreement, including exercising its rights or performing its obligations under this Agreement.  Each Party will use at least the same standard of care as it uses to protect proprietary or confidential information of its own (but no less than reasonable care) to ensure that its employees, agents, consultants, contractors, and other representatives do not disclose or make any unauthorized use of the Confidential Information of the other Party.  Each Party will promptly notify the other upon discovery of any unauthorized use or disclosure of the Confidential Information of the other Party.

13.2     Exceptions.  The obligations of confidentiality and restrictions on use under Section 13.1 will not apply to any information that the receiving Party can prove by competent written evidence:

(a)        is at the time of disclosure, or thereafter becomes, through no act or failure to act on the part of the receiving Party, generally known or available to the public;

(b)        is known by the receiving Party at the time of receiving such information, other than by previous disclosure of the disclosing Party, or its Affiliates, employees, agents, consultants, or contractors;

(c)        is disclosed to the receiving Party without restriction by a Third Party who has no obligation of confidentiality or limitations on use with respect thereto; or

(d)        is independently discovered or developed by the receiving Party without the use of or reference to the Confidential Information belonging to the disclosing Party.

13.3     Authorized Disclosure.  Each Party may disclose Confidential Information belonging to the other Party as expressly permitted by this Agreement or if and to the extent such disclosure is reasonably necessary in the following instances:

(a)        filing, prosecuting, or maintaining Patents as permitted by this Agreement;

(b)        Regulatory Filings for Licensed Products that such Party has a license or right to Develop or Commercialize hereunder in a given country or Region;

(c)        prosecuting or defending litigation as permitted by this Agreement;

(d)        complying with applicable court orders or governmental regulations, including regulations promulgated by securities exchanges, provided that any Party making such disclosure shall promptly notify such other Party of such order or regulation upon the receipt thereof, and provide reasonable assistance to such other Party in seeking confidential treatment of such Confidential Information;

(e)        disclosure to its and its Affiliates’ employees, consultants, contractors, and agents, to its licensees and sublicensees, in each case on a need-to-know basis in connection with the Development or Commercialization of Licensed Products in accordance with the terms of this Agreement, in each case under written obligations of confidentiality and non-use at least as stringent as those herein; and

(f)        disclosure to actual and bona fide potential investors, acquirors, licensees, and other financial or commercial partners solely for the purpose of evaluating or carrying out an actual or potential investment, acquisition, or collaboration, in each case under written obligations of confidentiality and non-use at least as stringent (except with respect to duration, which may be shorter as long as not less than three (3) years) as those herein, provided that if this Agreement is being disclosed the disclosing Party redacts the financial terms and other provisions of this Agreement that are not reasonably required to be disclosed in connection with such potential investment, acquisition, or collaboration, which redaction shall be prepared in consultation with the other Party.

Notwithstanding the foregoing, in the event a Party is required to make a disclosure of the other Party’s Confidential Information pursuant to Section 13.3(c) or 13.3(d), it will, except where impracticable, give reasonable advance notice to the other Party of such disclosure and use the same diligent efforts to secure confidential treatment of such Confidential Information as such Party would use to protect its own confidential information, but in no event less than reasonable efforts.  In any event, the Parties agree to take all reasonable action to avoid disclosure of Confidential Information hereunder.  Any information disclosed pursuant to Section 13.3(c) or 13.3(d) shall remain Confidential Information and subject to the restrictions set forth in this Agreement, including the foregoing provisions of this Article 13.

13.4     Publications. Before Beijing SL submits any material based on Beijing SL Development Work for publication or makes presentation of any such material, Beijing SL shall deliver a complete copy of the material proposed for disclosure to Gemphire at least thirty (30) days prior to any such submission for Gemphire’s review and approval.  If Gemphire notifies Beijing SL that the proposed publication or presentation (i) contains a Gemphire Invention or Joint Invention for which Gemphire desires to obtain patent protection, Beijing SL shall delay such publication or presentation for a reasonable period of time to permit the preparation and filing of a patent application for such invention, or (ii) contains any Confidential Information of Gemphire or represents an Adverse Risk, Beijing SL shall delete such Confidential Information from the proposed publication or presentation.

13.5     Publicity; Public Disclosures.  The Parties agree to issue a joint press release substantially in the form attached to this Agreement as Exhibit E no later than five (5) days after the Effective Date.  It is understood that each Party may desire or be required to issue subsequent press releases relating to this Agreement or activities hereunder.  The Parties agree to consult with each other reasonably and in good faith with respect to the text and timing of such press releases prior to the issuance thereof, to the extent practicable, provided that a Party may not unreasonably withhold, condition, or delay consent to such releases by more than five (5) business days, and that either Party may issue such press releases or make such disclosures as it determines, based on advice of counsel, is reasonably necessary to comply with Applicable Laws or for appropriate market disclosure.  Each Party shall provide the other Party with advance notice of legally required disclosures to the extent practicable.  The Parties will consult with each other on the provisions of this Agreement to be redacted in any filings required by Applicable Laws; provided that each Party shall have the right to make any such filing as it reasonably determines necessary under Applicable Laws.  In addition, following the initial joint press release announcing this Agreement, either Party shall be free to disclose, without the other Party’s prior written consent, the existence of this Agreement, the identity of the other Party and those terms of the Agreement which have already been publicly disclosed in accordance with this Section 13.5.

13.6     Prior Confidentiality Agreement.  As of the Effective Date, the terms of this Article 13 shall supersede the Confidentiality Agreement.  Any information disclosed pursuant to the Confidentiality Agreement shall be deemed Confidential Information under this Agreement.

13.7     Equitable Relief.  Given the nature of the Confidential Information and the competitive damage that a Party would suffer upon unauthorized disclosure, use, or transfer of its Confidential Information to any Third Party, the Parties agree that monetary damages may not be a sufficient remedy for any breach of this Article 13.  In addition to all other remedies, a Party shall be entitled to seek specific performance and injunctive and other equitable relief as a remedy for any breach or threatened breach of this Article 13.

14.       TERM AND TERMINATION

14.1     Term.  This Agreement shall commence on the Effective Date and shall continue until terminated as provided in this Article 14 (the “Term”).  Notwithstanding anything herein, on a Licensed Product-by-Licensed Product and Region-by-Region basis, upon the expiration of the Royalty Term (but, for clarity, not upon the early termination of this Agreement), the licenses granted to Beijing SL in Section 2.1 shall be deemed to be perpetual, fully paid-up and royalty free with respect to such Licensed Product in such Region, and Gemphire will neither export the Compound or Licensed Product nor license that to any other party in the Beijing SL Territory after the expiration of the Royalty Term.

14.2     Termination for Cause.

(a)        Material Breach.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon written notice to the other Party if such other Party materially breaches this Agreement and has not cured such breach to the reasonable satisfaction of the other Party within ninety  (90) days (thirty (30) days with respect to any payment breach) after notice of such breach from the non-breaching Party.

(b)        Bankruptcy.  Each Party shall have the right to terminate this Agreement immediately in its entirety upon thirty (30) days written notice to the other Party if such other Party makes a general assignment for the benefit of creditors, files an insolvency petition in bankruptcy, petitions for or acquiesces in the appointment of any receiver, trustee, or similar officer to liquidate or conserve its business or any substantial part of its assets, commences under the laws of any jurisdiction any proceeding involving its insolvency, bankruptcy, reorganization, adjustment of debt, dissolution, liquidation, or any other similar proceeding for the release of financially distressed debtors, or becomes a party to any proceeding or action of the type described above and such proceeding is not dismissed within thirty (30) days after the commencement thereof.

(c)        Patent Challenge.  Gemphire shall have the right to terminate this Agreement immediately in its entirety upon written notice to Beijing SL if Beijing SL or any of its Affiliates or Sublicensees directly, or indirectly through any Third Party, commences any interference or opposition proceeding with respect to, challenges the validity or enforceability of, or opposes any extension of or the grant of a supplementary protection certificate with respect to, any Gemphire Patent, whether in the Beijing SL Territory or the Gemphire Territory.

14.3     Effects of Termination.  In the event of any termination of this Agreement by either Party, the following subsections (a)-(h) shall apply.  For clarity, during the pendency of any termination notice period, all of the terms and conditions of this Agreement shall remain in effect and the Parties shall continue to perform all of their respective obligations hereunder.

(a)        Licenses.  All licenses granted by Gemphire to Beijing SL will automatically terminate, including all sublicenses granted by Beijing SL to any Sublicensee.  All licenses granted by Beijing SL to Gemphire shall survive such termination and shall automatically become worldwide.

(b)        Regulatory Materials; Data.  Within sixty  (60) days after the effective date of such termination, Beijing SL shall transfer and assign to Gemphire, at Gemphire’s cost, all

Regulatory Filings, Regulatory Approvals for Licensed Products, all Data from all preclinical, non-clinical, and clinical studies of Licensed Products conducted by or on behalf of Beijing SL, its Affiliates, or Sublicensees, and all pharmacovigilance data (including all adverse event data) regarding Licensed Products.  In addition, at Gemphire’s request, Beijing SL shall provide Gemphire with reasonable assistance with any inquiries and correspondence with Regulatory Authorities regarding Licensed Products in the Beijing SL Territory, such assistance shall be limited to a period of six (6) months after such termination.

(c)        Trademarks.  Beijing SL shall transfer and assign to Gemphire, at Gemphire’s cost, all Product Marks owned by Beijing SL.

(d)        Development Transfer and Wind-Down.  Beijing SL shall, as directed by Gemphire, either transfer or wind-down any ongoing Development activities (including any Clinical Trials) of Beijing SL or its Affiliates and Sublicensees with respect to any Licensed Product in the Beijing SL Territory in an orderly fashion and in compliance with all Applicable Laws. Without limiting the generality of the foregoing, if Beijing SL or its Affiliates are conducting any Clinical Trials for any Licensed Product as of the effective date of such termination, then Gemphire may elect, on a Clinical Trial-by-Clinical Trial basis, for Beijing SL: (i) to fully cooperate, and cause its Affiliates fully cooperate, with Gemphire to transfer the conduct of such Clinical Trial to Gemphire or its designees, including without limitation (A) to continue to conduct such Clinical Trial, at Gemphire’s cost, to enable such transfer to be completed without interruption of any such Clinical Trial, and (B) to assign to Gemphire all Regulatory Materials and written agreements related to such Clinical Trials; or (ii) to wind-down the conduct of any such Clinical Trial in an orderly manner, at Beijing SL’s sole cost and expense, in accordance with accepted pharmaceutical industry norms and ethical practices.

(e)        Manufacturing Transfer.  If the Manufacturing Technology Transfer Completion occurs prior to the effective date of such termination, to the extent permitted by Applicable Laws, Beijing SL shall transfer to Gemphire or its designee, at Gemphire’s cost, all Know-How Controlled by Beijing SL that is necessary or reasonably useful for the Manufacture of Licensed Products.

(f)        Commercialization Transfer and Wind-Down.  If Beijing SL is Commercializing any Licensed Product in any Region in the Beijing SL Territory as of the effective date of such termination, then (i) until such time as all Regulatory Approvals with respect to such Licensed Product in such Region have been assigned and transferred to Gemphire, Beijing shall appoint Gemphire or its designee as its exclusive distributor of such Licensed Product in such Region and grant Gemphire or its designee the right to appoint sub-distributors, to the extent not prohibited by any written agreement between Beijing or any of its Affiliates and a Third Party, and (ii) Beijing SL shall, and shall cause its Affiliates and Sublicensees to, immediately discontinue all promotion, marketing, offering for sale, and servicing of Licensed Products and use of all Product Marks in the Beijing SL Territory.  In addition, Beijing SL shall immediately deliver to Gemphire, at Gemphire’s sole cost and expense, all existing Licensed Product-related samples, sales materials, catalogs, and literature in Beijing SL’s or its Affiliates’ Control.

(g)        Transition Assistance.  Beijing SL shall use Commercially Reasonable Efforts to seek an orderly transition of the Development, Manufacture and Commercialization of

Licensed Products in the Beijing SL Territory to Gemphire or its designee.  Beijing SL shall, at Gemphire’s cost, provide reasonable consultation and assistance for a period of no more than ninety (90) days after the effective date of termination for the purpose of transferring or transitioning to Gemphire all Beijing SL Know-How not already in Gemphire’s possession and, at Gemphire’s request, all then-existing commercial arrangements relating to the Licensed Products that Beijing SL is able, using Commercially Reasonable Efforts, to transfer or transition to Gemphire or its designee, in each case, to the extent reasonably necessary for Gemphire to continue the Development, Manufacture or Commercialization of Licensed Products in the Beijing SL Territory.  If any such contract between Beijing SL and a Third Party is not assignable to Gemphire or its designee but is otherwise reasonably necessary for Gemphire to continue the Development, Manufacture  or Commercialization of Licensed Products in the Beijing SL Territory, or if Beijing SL is performing such work for the Compound and Licensed Product itself (i.e. there is no contract to assign), then Beijing SL shall reasonably cooperate with Gemphire to negotiate for the continuation of such services for Gemphire from such entity, or Beijing SL shall continue to perform such work for Gemphire, as applicable, for a reasonable period (not to exceed twelve (12) months) after the effective date of termination at Gemphire’s cost until Gemphire establishes an alternate, validated source of such services.

(h)        Remaining Inventories; Continued Supply.  Gemphire shall have the right, at its discretion, to purchase from Beijing SL any or all of the inventory of the Licensed Products held by Beijing SL as of the date of termination, at a cost equal to Beijing SL’s fully burdened cost of goods for such inventory.  Gemphire shall notify Beijing SL within sixty (60) days after the effective date of termination whether Gemphire elects to exercise such right. In the event Gemphire or its CMO is not able to Manufacture the Licensed Product for the Beijing SL Territory before the remaining inventory is exhausted, Beijing SL shall continue to supply the Licensed Product to Gemphire at Beijing SL’s fully burdened cost of Manufacture.

14.4     Confidential Information.  Upon expiration or termination of this Agreement in its entirety, except to the extent that a Party obtains or retains the right to use the other Party’s Confidential Information, each Party shall promptly return to the other Party, or delete or destroy, all relevant records and materials in such Party’s possession or control containing Confidential Information of the other Party; provided that such Party may keep one copy of such materials for archival purposes only subject to continuing confidentiality obligations.  All Regulatory Filings and Data assigned to Gemphire upon termination of this Agreement will be deemed Gemphire’s Confidential Information and no longer Beijing SL’s Confidential Information.

14.5     Survival.  Expiration or termination of this Agreement shall not relieve the Parties of any obligation or right accruing prior to such expiration or termination (including the rights to receive reimbursement for costs incurred prior to the effective date of such termination and payments accrued or due prior to the effective date of such termination).  Except as set forth below or elsewhere in this Agreement, the obligations and rights of the Parties under the following provisions of this Agreement shall survive expiration or termination of this Agreement: Articles 1, 9 (with respect to payment obligations accrued prior to such expiration or termination), 12, 13 (except for Section 13.4), 15 and 16, and Sections 10.1, 11.5, 14.3, 14.4, 14.5 and 14.6.

14.6     Remedies.  The termination provisions of this Article 14 are in addition to any other relief and remedies available to either Party at law or in equity.

15.       DISPUTE RESOLUTION

15.1     Objective.  The Parties recognize that disputes as to matters arising under or relating to this Agreement or either Party’s rights and obligations hereunder may arise from time to time.  It is the objective of the Parties to establish procedures to facilitate the resolution of such disputes in an expedient manner by mutual cooperation and without resort to litigation.  To accomplish this objective, the Parties agree to follow the procedures set forth in this Article 15 to resolve any such dispute if and when it arises.

15.2     Executive Mediation.  The Parties shall attempt to settle any dispute, controversy, or claim that arises out of, or relates to, any provision of the Agreement (“Disputed Matter”) by first referring the Disputed Matter to the Executive Officers (or their respective designees having the authority to settle such Disputed Matter).  Either Party may initiate such informal dispute resolution by sending written notice of the Disputed Matter to the other Party, and, within twenty (20) days after such notice, the Executive Officers (or their respective designees) shall meet for attempted resolution by good faith negotiations.  If the Executive Officers (or their respective designees) are unable to resolve such dispute within thirty (30) days of their first meeting for such negotiations, either Party may seek to have such dispute resolved in accordance with Section 15.3 below.

15.3     Dispute Resolution.

(a)        If the Parties are unable to resolve a Disputed Matter using the process described in Section 15.2, subject to Section 15.3(c), a Party seeking further resolution of the Disputed Matter will submit the Disputed Matter to resolution by final and binding arbitration.  Whenever a Party will decide to institute arbitration proceedings, it will give written notice to that effect to the other Party.  Arbitration will be held in New York City, New York, USA, in the English language and administered by the International Chamber of Commerce pursuant to its ICC International Arbitration Rules then in effect (the “Rules”), except as otherwise provided herein and applying the substantive law specified in Section 16.1.  The arbitration will be conducted by a panel of three (3) arbitrators appointed in accordance with the Rules; provided that each Party will, within thirty (30) days after the institution of the arbitration proceedings, appoint an arbitrator, and such arbitrators will together, within thirty (30) days, select a third (3rd) arbitrator as the chairperson of the arbitration panel.  Each arbitrator must have significant legal experience in the pharmaceutical industry.  If the two (2) initial arbitrators are unable to select a third (3rd) arbitrator within such thirty (30) day period, the third (3rd) arbitrator will be appointed in accordance with Rules.  After conducting any hearing and taking any evidence deemed appropriate for consideration, the arbitrators will be requested to render their opinion within thirty (30) days of the final arbitration hearing.  No panel of arbitrators will have the power to award damages excluded pursuant to Section 12.5 under this Agreement and any arbitral award that purports to award such damages is expressly prohibited and void ab initio.  Decisions of the panel of arbitrators that conform to the terms of this Section 15.3 will be final and binding on the Parties and judgment on the award so rendered may be entered in any court of competent jurisdiction.  The losing Party, as determined by the panel of arbitrators, will pay all of the ICC administrative costs and fees of the arbitration and the fees and costs of the arbitrators, and the arbitrators will be directed to provide for payment or reimbursement of such fees and costs by the losing Party.  If the panel of arbitrators determines that there is no losing Party, the Parties will each bear one-half of those costs and fees and the arbitrators’ award will so provide.  Notwithstanding the foregoing, each Party shall bear its own attorneys’ fees, expert or witness fees, and any other fees and costs, and no such fees or costs will be shifted to the other Party.

(b)        Notwithstanding the terms of and procedures set forth in Section 15.2 or 15.3(a), any applications, motions, or orders to show cause seeking temporary restraining orders, preliminary injunctions, or other similar preliminary or temporary legal or equitable relief (“Injunctive Relief”) concerning a Disputed Matter (including Disputed Matters arising out of a potential or actual breach of the confidentiality and non-use provisions in Article 13) may immediately be brought in the first instance and without invocation or exhaustion of the procedures set forth in subsection (a) for hearing and resolution in and by any court of competent jurisdiction.  Alternatively, a Party seeking Injunctive Relief may immediately institute arbitral proceedings without invocation or exhaustion of the procedures set forth in subsection (a), and any such Injunctive Relief proceedings will be administered by the ICC pursuant to its ICC emergency arbitration procedures then in effect and applying the substantive law specified in Section 16.1.  In either event, once the Injunctive Relief proceedings have been conducted and a decision rendered thereon by the court or arbitral forum, the Parties shall, if the Disputed Matter is not finally resolved by Injunctive Relief, proceed to resolve the Disputed Matter in accordance with the terms of Section 15.2 and 15.3(a).

(c)        Notwithstanding the foregoing, this Section 15.3 shall not apply to any dispute, controversy, or claim that concerns (i) the validity, enforceability, or infringement of a patent, trademark, or copyright; or (ii) any antitrust, anti-monopoly, or competition law or regulation, whether or not statutory.  Disputes regarding the foregoing shall be brought in a court of competent jurisdiction in which such patent or trademark or copyright was granted or arose, or in which such law or regulation applies, in each case as applicable.

16.       GENERAL PROVISIONS

16.1     Governing Law.  This Agreement, and all questions regarding the existence, validity, interpretation, breach, or performance of this Agreement, shall be governed by, and construed and enforced in accordance with, the laws of the State of New York, United States, without reference to its conflicts of law principles.

16.2     Entire Agreement; Modification.  This Agreement, including the exhibits, is both a final expression of the Parties’ agreement and a complete and exclusive statement with respect to all of its terms.  This Agreement supersedes all prior and contemporaneous agreements and communications, whether oral, written, or otherwise, concerning any and all matters contained herein.  This Agreement may only be modified or supplemented in a writing expressly stated for such purpose and signed by the Parties to this Agreement.

16.3     Relationship Between the Parties.  The Parties’ relationship, as established by this Agreement, is solely that of independent contractors.  This Agreement does not create any partnership, joint venture, or similar business relationship between the Parties.  Neither Party is a legal representative of the other Party, and neither Party can assume or create any obligation, representation, warranty, or guarantee, express or implied, on behalf of the other Party for any purpose whatsoever.

16.4     Non-Waiver.  The failure of a Party to insist upon strict performance of any provision of this Agreement or to exercise any right arising out of this Agreement shall neither impair that provision or right nor constitute a waiver of that provision or right, in whole or in part, in that instance or in any other instance.  Any waiver by a Party of a particular provision or right shall be in writing, shall be as to a particular matter and, if applicable, for a particular period of time and shall be signed by such Party.

16.5     Assignment.

(a)        Except as expressly provided hereunder, neither this Agreement nor any rights or obligations hereunder may be assigned or otherwise transferred by either Party without the prior written consent of the other Party (which consent shall not be unreasonably withheld); provided, however, that either Party may assign or otherwise transfer this Agreement and its rights and obligations hereunder without the other Party’s consent:

(i)         in connection with the transfer or sale of all or substantially all of the business or assets of such Party relating to the Compound and Licensed Products to a Third Party, whether by merger, consolidation, divesture, restructure, sale of stock, sale of assets, or otherwise; or

(ii)       to an Affiliate, provided that the assigning Party shall remain liable and responsible to the non-assigning Party hereto for the performance and observance of all such duties and obligations by such Affiliate, and provided further that if the entity to which this Agreement is assigned ceases to be an Affiliate of the assigning Party, the Agreement shall be automatically assigned back to the assigning Party or its successor.

(b)        The rights and obligations of the Parties under this Agreement shall be binding upon and inure to the benefit of the successors and permitted assigns of the Parties specified above, and the name of a Party appearing herein will be deemed to include the name of such Party’s successors and permitted assigns to the extent necessary to carry out the intent of this Section 16.5.  Any assignment not in accordance with this Section 16.5 shall be null and void.

16.6     Severability.  If, for any reason, any part of this Agreement is adjudicated invalid, unenforceable, or illegal by a court of competent jurisdiction, such adjudication shall not, to the extent feasible, affect or impair, in whole or in part, the validity, enforceability, or legality of any remaining portions of this Agreement.  All remaining portions shall remain in full force and effect as if the original Agreement had been executed without the invalidated, unenforceable, or illegal part.

16.7     Notices.  Any notice to be given under this Agreement must be in writing and delivered either in person, by (a) air mail (postage prepaid) requiring return receipt, (b) overnight courier, or (c) facsimile confirmed thereafter by any of the foregoing, to the Party to be notified at its address(es) given below, or at any address such Party may designate by prior written notice to the other in accordance with this Section 16.7.  Notice shall be deemed sufficiently given for all purposes upon the earliest of:  (i) the date of actual receipt, (ii) if air mailed, five (5) days after the date of postmark, (iii) if delivered by overnight courier, the next day the overnight courier regularly makes deliveries, or (iv) if sent by facsimile, the date of confirmation of receipt if during the recipient’s normal business hours, otherwise the next business day.

If to Beijing SL, notices must be addressed to:

Beijing SL Pharma Pharmaceuticals Co., LTD.

Bitongyuan Building 1, 69 Fushi Road

Beijing 100049, China

Attention: Dr. Mingbo Xu

If to Gemphire, notices must be addressed to:

Gemphire Therapeutics Inc.

17199 N Laurel Park Dr., Suite 401
Livonia, MI 48152

United States

Attention: Dr. Steve Gullans

16.8     Force Majeure.  Each Party shall be excused from liability for the failure or delay in performance of any obligation under this Agreement  by reason of any event beyond such Party’s reasonable control including Acts of God, fire, flood, explosion, earthquake, pandemic flu, or other natural forces, war, civil unrest, acts of terrorism, accident, destruction or other casualty, any lack or failure of transportation facilities, any lack or failure of supply of raw materials, or any other event similar to those enumerated above.  Such excuse from liability shall be effective only to the extent and duration of the event(s) causing the failure or delay in performance and provided that the Party has not caused such event(s) to occur and uses reasonable efforts to overcome such event.  Notice of a Party’s failure or delay in performance due to force majeure must be given to the other Party within ten (10) days after its occurrence.  All delivery dates under this Agreement that have been affected by force majeure shall be tolled for the duration of such force majeure.  In no event shall any Party be required to prevent or settle any labor disturbance or dispute.

16.9     Interpretation.  The headings of clauses contained in this Agreement preceding the text of the sections, subsections, and paragraphs hereof are inserted solely for convenience and ease of reference only and shall not constitute any part of this Agreement, or have any effect on its interpretation or construction.  All references in this Agreement to the singular shall include the plural where applicable.  Unless otherwise specified, references in this Agreement to any Article shall include all Sections, subsections, and paragraphs in such Article, references to any Section shall include all subsections and paragraphs in such Section, and references in this Agreement to any subsection shall include all paragraphs in such subsection.  The word “including” and similar words means including without limitation.  The word “or” means “and/or” unless the context dictates otherwise because the subjects of the conjunction are, or are intended to be, mutually exclusive.  The words “herein”, “hereof”, and “hereunder” and other words of similar import refer to this Agreement as a whole and not to any particular Section or other subdivision.  All references to days in this Agreement mean calendar days, unless otherwise specified.  Ambiguities and uncertainties in this Agreement, if any, shall not be interpreted against either Party, irrespective of which Party may be deemed to have caused the ambiguity or uncertainty to exist.  This Agreement has been prepared in the English language and the English language shall control its interpretation.  In addition, all notices required or permitted to be given hereunder, and all written, electronic, oral, or other communications between the Parties regarding this Agreement shall be in the English language.

16.10   Counterparts; Electronic or Facsimile Signatures.  This Agreement may be executed in any number of counterparts, each of which shall be an original, but all of which together shall constitute one instrument.  This Agreement may be executed and delivered electronically or by facsimile and upon such delivery such electronic or facsimile signature will be deemed to have the same effect as if the original signature had been delivered to the other Party.

{SIGNATURE PAGE FOLLOWS}

IN WITNESS WHEREOF, the Parties hereto have caused this LICENSE AND COLLABORATION AGREEMENT to be executed and entered into by their duly authorized representatives as of the Effective Date.

GEMPHIRE THERAPEUTICS INC.		BEIJING SL PHARMACEUTICAL CO., LTD.

By:	/s/ STEVEN GULLANS	By:	/s/ MINGBO XU

Name:	Steven Gullans	Name:	Mingbo Xu

Title:	CEO & President	Title:	CEO & President

List of Exhibits:

Exhibit A:	Selected Gemphire Patents
Exhibit B:	Development Plan
Exhibit C:	Development Milestones
Exhibit D-1:	Clinical Supply Agreement Terms
Exhibit D-2:	Commercial Supply Agreement Terms
Exhibit E:	Press Release